UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Neurocrine Biosciences, Inc.

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NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 19, 2020

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 19, 2020, at 10:30 a.m., local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	The election of the two nominees for Class III Director named herein to the Board of Directors to serve for a term of three years;
2.	An advisory vote on the compensation paid to the Company’s named executive officers;
3.	To approve the Company’s 2020 Equity Incentive Plan;
4.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
5.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on March 23, 2020 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

All stockholders are normally invited to attend the Annual Meeting of Stockholders in person. However, based on the evolving COVID-19 situation and related government guidelines, we have concluded that it is appropriate to strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. Your vote is important. We hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

By Order of the Board of Directors,

Darin Lippoldt
Chief Legal Officer and Corporate Secretary

San Diego, California

April 9, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to be Held on May 19, 2020 at 10:30 a.m. Local Time at

12780 El Camino Real, San Diego, California 92130.

The proxy statement and annual report to stockholders are available at

www.proxyvote.com . Please have the control number on your proxy card available.

PROXY SUMMARY

This summary highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all the information you should consider before you vote, and you should read the entire proxy statement carefully before voting.

General Information

Annual Meeting of Stockholders
Meeting Date	May 19, 2020
Time	10:30 a.m. Local Time
Place	12780 El Camino Real, San Diego, California 92130
Record Date	March 23, 2020

How to Vote

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote in the following ways.

Telephone: Call 1-800-690-6903 from any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. Easy-to-follow voice prompts allow you to submit your proxy and confirm your instructions have been properly recorded.

Internet: Visit www.proxyvote.com to transmit your voting instructions and for electronic delivery of information via the Internet up until 11:59 P.M. Eastern Time the day before the meeting date. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Stockholders may also vote in person at the Annual Meeting; however, based on the evolving COVID-19 situation and related government guidelines, we have concluded that it is appropriate to strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes using one of the methods above.

Matters to be Voted on

Matter	Board of Directors Recommendation	Page Reference for More Information
Proposal One: Elect Class III Directors	FOR all nominees	21
Proposal Two: Advisory vote on executive compensation	FOR	23
Proposal Three: Approve 2020 Equity Incentive Plan	FOR	24
Proposal Four: Ratify Ernst & Young LLP as independent registered public accounting firm	FOR	35

Business Highlights

Business Overview

We are a commercial-stage biopharmaceutical company focused on discovering and developing innovative and life-changing treatments for patients with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. We specialize in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. Currently, we are primarily focused on the commercialization of INGREZZA® (valbenazine) in the United States (“U.S.”), our first U.S. Food and Drug Administration (“FDA”) approved product.

In April 2017, we received FDA approval of our first product, INGREZZA, for the treatment of adults with tardive dyskinesia (“TD”). Shortly after receiving FDA approval, we began commercializing INGREZZA in the U.S. using a specialty sales force primarily focused on educating physicians who treat patients with TD, including psychiatrists and neurologists.

In addition to our first marketed product, our collaboration partner AbbVie Inc. (“AbbVie”), received approval of ORILISSA® (elagolix) for the management of moderate to severe endometriosis pain in women from the FDA in July 2018 and Health Canada in October 2018. We receive royalties at tiered percentage rates on any net sales of ORILISSA.

Our late-stage pipeline includes opicapone as an adjunctive therapy to levodopa/DOPA decarboxylase inhibitors in adult Parkinson's disease patients, elagolix for the treatment of heavy menstrual bleeding associated with uterine fibroids in women, valbenazine for the treatment of chorea in adult patients with Huntington’s disease (“HD”), and NBIb-1817 (VY-AADC) for the treatment of advanced Parkinson’s disease patients with motor fluctuations that are refractory to medical management. Our product candidates for uterine fibroids and advanced Parkinson’s disease are partnered with AbbVie and Voyager Therapeutics, Inc. (“Voyager”), respectively.

Our early- and mid-stage clinical pipeline includes crinecerfont (NBI-74788) for the treatment of congenital adrenal hyperplasia (“CAH”), elagolix for the treatment of polycystic ovary syndrome (“PCOS”) in women and a vesicular monoamine transporter 2 (“VMAT2”) inhibitor with potential use in the treatment of neurologic and psychiatric disorders. Our product candidate for PCOS is partnered with AbbVie.

Going forward, we expect to augment our product pipeline by acquiring, through license or otherwise, additional drug candidates for research and development (“R&D”) and potential commercialization.

Stock Performance Highlights

The following chart highlights our strong financial performance from January 1, 2000 to December 13, 2019.  As reported by CNBC on December 13, 2019, Neurocrine Biosciences had the highest total returns for this time frame among companies outside of the S&P 500 with a market cap over $10 billion.

*The stock price performance reflected in this chart is not necessarily predictive of future stock price performance.

Environmental, Social and Governance Highlights

Corporate Governance Best Practices

We are committed to maintaining strong corporate governance practices that promote the long-term interests of the Company and our stockholders and help strengthen the oversight functions of our management and Board. Additional information about our corporate governance policies and practices, including our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Policy for Recoupment of Incentive Compensation, can be found on our website at www.neurocrine.com.  Additional information about the roles and responsibilities of our Board and its committees can be found under the heading “Corporate Governance” beginning on page 14 of this Proxy Statement.  We believe that our strong corporate governance practices empower our independent directors to exercise effective oversight of our business generally and our management team specifically, including the performance of our Chief Executive Officer.

The following table highlights some of our key corporate governance practices:

Corporate Governance Best Practices
☑	Director resignation policy for directors receiving less than majority support	☑	Stockholder ability to call special meetings
☑	Director overboarding policy	☑	Stockholder action by written consent
☑	Diverse Board and policies emphasizing diversity in all new director searches	☑	No poison pill in force
☑	Separate Chairman and CEO	☑	Clawback policy
☑	All directors attended at least 75% of Board and relevant committee meetings	☑	New director orientation and continuing director education
☑	Code of Business Conduct and Ethics	☑	Executive sessions of independent directors held at every regular Board meeting
☑	Annual board assessment performed by the Nominating/Corporate Governance Committee and reported to the full board	☑	Active stockholder engagement

Culture and Values

At Neurocrine Biosciences, we pride ourselves on having a strong, distinctive and positive culture based on our shared mission and values.

Our Purpose: To relieve suffering and enhance lives

We strive to embody the following values every day in support of our corporate purpose:

•	Passion: We are driven and love what we do. We are committed to our goals and to making a difference.
•	Integrity: We do the right thing for patients and our community. We take accountability. We speak up.
•	Collaboration: We trust one another. We are inclusive. We are respectful. We are transparent. Together we succeed.
•	Innovation: We seek and create optimal solutions.
•	Tenacity: We do not quit. We adapt. We accomplish what others cannot.

Our Conduct

We have developed a comprehensive compliance program, the goal of which is to maintain a culture that promotes the highest standards of business ethics.

As part of our compliance program:

•	All employees are required to read and acknowledge our Code of Business Conduct and Ethics, which includes our anti-bribery and anti-corruption commitments.
•

All third-party agreements contain a requirement to comply with all relevant laws, and many third-party agreements additionally contain a requirement to comply with Neurocrine Biosciences policies, including with respect to Good Manufacturing Practices and Quality Systems.

•

We fully support the Pharmaceutical Research and Manufacturers of America's (PhRMA) revised "Code on Interactions with U.S. Healthcare Professionals," which provides firm guidance on such interactions including: the use of promotional materials; grants and consulting arrangements; meals and entertainment; continuing medical education; clinical practice guidelines; and sales and marketing training for company representatives.
•

We have established an Ethics Hotline, which is available to receive anonymous reports of a potential violation of law or Neurocrine Biosciences policy 24 hours a day, 7 days a week. Reports can be submitted by calling 1-800-688-2908 or through NeurocrineEthics.com.

Our People

We are a team of approximately 750 people, working in the United States.

Our highly qualified and experienced team of scientists and sales and marketing professionals are critical to our success. We are investing in our team so that we can continue to recruit and retain the expertise we need. We offer a comprehensive and competitive benefits package and invest in training and development programs for our employees to further advance their careers.

We support work-life balance for our employees and promote workforce diversity and inclusion. Over half of our workforce is comprised of women. In 2019, we conducted a three-year organizational planning process. As part of this process, our leaders looked at the skills, roles and organizational structure our teams will need to deliver on our strategy. Through this process, we have identified roles that will change and expand, and new capabilities that will be needed. We expect this assessment to inform our future strategy for developing internal and recruiting new talent.

Our Medicines and Our Patients

We have two marketed products that deliver on hope for patients:

•	INGREZZA
o	The first FDA-approved treatment for adults with tardive dyskinesia
o

Tardive dyskinesia is a clinically distinct, drug-induced movement disorder characterized by uncontrollable, abnormal and repetitive movements of the face, torso and/or other body parts, which can be severe and are often persistent and irreversible.

o	Tardive dyskinesia is estimated to affect at least 500,000 people in the U.S.
•	ORILISSA
o	The first FDA-approved oral treatment for women with moderate-to-severe endometriosis pain in over a decade
o

Endometriosis occurs when tissue similar to that normally found in the uterus begins to grow outside of the uterus, leading to a range of symptoms, including painful periods, pelvic pain between periods and pain with sex.

o	Endometriosis is estimated to affect at least 7 million women in the U.S.

Access to Medicine

As part of our patient assistance program, we offer our products free to certain individuals who are unable to pay for their medication and meet certain other criteria.

Product Quality and Safety

We have developed and implemented a comprehensive Quality System, which focuses on product safety and quality aspects of the Good Manufacturing Practices (GMP), Good Laboratory Practices (GLP) and Good Clinical Practices (GCP) guidelines that are required by regulators. Our executive team reviews our Quality System on at least a quarterly basis.

Stockholder Engagement

Process

Our Board of Directors is committed to maintaining good corporate governance practices that are in the best interests of the Company and its stockholders. Understanding the priorities and concerns of our stockholders is critical to the Board’s efforts in this area. Following the Company’s 2019 annual meeting, we contacted stockholders representing over 70% of our outstanding shares and met with stockholders representing approximately 35% of our outstanding shares.

During engagement meetings, we discussed various topics of interest to our stockholders, including corporate governance practices, compensation-related matters and environmental, social and governance issues. Darin Lippoldt, our Chief Legal Officer, participated in each of these engagement meetings, and feedback from these discussions was relayed to both the Nominating/Corporate Governance Committee and to the full Board.

Feedback and Responsiveness

We discussed a wide range of topics in our stockholder engagement process, but there were some common themes raised in our meetings.  We took responsive action on those items as follows.

What we heard	Our response

Multiple stockholders highlighted their voting policies with respect to overboarded directors, expressing concern that they considered certain of our directors overcommitted by virtue of serving on multiple public company boards, in particular while serving in executive roles.

•Our Board believes that each of our directors has demonstrated the ability to devote sufficient time and attention to their duties and to fulfill their responsibilities.

•We heard the strong message stockholders sent in their 2019 annual meeting votes and in stockholder engagement meetings and discussed this feedback with Mr. Pops.  Since our 2019 annual meeting, Mr. Pops, who serves as the Chief Executive Officer of Alkermes plc, resigned from two public company boards of directors.  Specifically, he resigned from the board of directors of Acceleron Pharma Inc. as of December 31, 2019 and provided notice of his resignation from the board of directors of Epizyme, Inc. on March 30, 2020, which will be effective upon the earlier of Epizyme finding a replacement director or October 31, 2020.

•We are aware that Mr. Lyons is currently considered overboarded under certain institutional investors’ voting policies.  In light of the strong message we received on the topic of overboarding, Mr. Lyons has committed to resigning from one of his other public company boards by the end of this year.  In addition, because Mr. Lyons devotes all of his professional time to corporate board activities, we believe that Mr. Lyons is able to devote sufficient time and attention to his duties and to fulfill his responsibilities.

•We are aware that Ms. Norwalk is currently considered overboarded under certain institutional investors’ voting policies. Nonetheless, we believe Ms. Norwalk is able to devote sufficient time and attention to her duties and to fulfill her responsibilities. In particular, other than occasional consulting work, Ms. Norwalk devotes all of her professional time to corporate board activities. Furthermore, she recently reduced her total number of public company directorships from six to five.

Leading up to the 2019 annual meeting and following it, we heard a concern about the lack of diversity represented on our Board of Directors.	•Since our 2019 annual meeting, we have added two women to our board of directors: Leslie Norwalk in September 2019 and Shalini Sharp in February 2020.

•In December 2019, our Nominating/Corporate Governance Committee amended its charter as well as our Corporate Governance Guidelines to highlight its commitment to considering diverse candidates (including gender and ethnic diversity) and to require any search firm engaged in a director search to include gender-diverse candidates in such search.

NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, California 92130

PROXY STATEMENT

This Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company” or “Neurocrine Biosciences”), for use at its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2020 beginning at 10:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12780 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

The Company has sent you these proxy materials because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

We intend to mail these proxy materials on or about April 9, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in these proxy materials, including the election of the two nominees for Class III Director named herein, an advisory vote on the compensation paid to the Company’s named executive officers, approval of the Company’s 2020 Equity Incentive Plan, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on March 23, 2020 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting; however, based on the evolving COVID-19 situation and related government guidelines, we have concluded that it is appropriate to strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. If you attend, please note that you may be asked to comply with social distancing guidelines, present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 92,779,393 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any continuations, postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum? What are broker non-votes? What are advisory votes?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 92,779,393 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 46,389,697 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions, as well as “broker non-votes,” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantively affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested. In addition, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, advisory votes on executive compensation are non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only ratification of our independent registered public accounting firm under Proposal Four is considered a routine matter.

The vote on Proposal Two is advisory. The approval or the disapproval of Proposal Two will not be binding on the Company or the Board of Directors and will not create or imply any change to the fiduciary duties of the Board of Directors. However, the Company and the Board of Directors will consider the results of the advisory vote on Proposal Two in making future decisions about compensation of the Company’s named executive officers.

How do I vote my shares in person at the Annual Meeting?

You may vote your shares held in your name as the stockholder of record in person at the Annual Meeting; however, based on the evolving COVID-19 situation and related government guidelines, we have concluded that it is appropriate to strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes as described below. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. You may vote your shares held beneficially in street name in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you are encouraged to direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you are encouraged to vote by proxy. You can vote by proxy over the Internet, by mail or by telephone pursuant to instructions provided on the enclosed proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or you can also vote by telephone or mail by following the voting instruction form provided to you by your broker, bank, trustee, or nominee. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 19, 2020.

Who will bear the cost of soliciting votes for the Annual Meeting?

To the extent such costs are incurred, the cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company has retained the professional proxy solicitation firm Alliance Advisors, LLC, at an approximate cost of $16,000. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person; however, we are strongly discouraging in person attendance at the Annual Meeting this year as described above.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your common stock is registered in more than one name or are registered in different accounts. Please complete a proxy for each separate set of proxy materials that you receive to ensure that all of your shares are voted.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors unanimously recommends a vote:

•	for election of the two nominees for Class III Director named herein (see Proposal One);
•	for an advisory vote on the compensation paid to the Company’s named executive officers (see Proposal Two);
•	for approval of the Company’s 2020 Equity Incentive Plan (see Proposal Three); and
•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (see Proposal Four).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote for each item. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to each of the matters to be acted upon, other than Proposal Four. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on and will not be counted for any other matter to be acted upon, other than Proposal Four. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available under the “Investors” tab on our corporate website at www.neurocrine.com, and at www.proxyvote.com. However, you can only vote your shares at www.proxyvote.com.  Please have the control number on your proxy card available.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of March 15, 2020 by (i) each of the executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. The table is based upon information supplied by our executive officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. A total of 92,779,393 shares of the Company’s common stock were issued and outstanding as of March 15, 2020.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Acquirable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership
The Vanguard Group (5)	8,316,897	—	8,316,897	9.0%
100 Vanguard Blvd., Malvern, PA 19355
FMR LLC (6)	7,431,373	—	7,431,373	8.0%
245 Summer Street, Boston, MA 02210
Janus Henderson Group plc (7)	7,373,512	—	7,373,512	7.9%
201 Bishopsgate EC2M 3AE, United Kingdom
T. Rowe Price Associates, Inc. (8)	7,291,297	—	7,291,297	7.9%
100 E. Pratt Street, Baltimore, MD 21202
Capital International Investors (9)	6,740,419	—	6,740,419	7.3%
11100 Santa Monica Blvd., 16th Floor, Los Angeles, CA 90025
BlackRock, Inc. (10)	6,591,552	—	6,591,552	7.1%
55 East 52nd Street, New York, NY 10055
Kevin C. Gorman, Ph.D.	432,357	1,009,211	1,441,568	1.6%
Matthew C. Abernethy	5,953	66,131	72,084	*
Eric Benevich.	20,235	213,024	233,259	*
Haig P. Bozigian, Ph.D.	146,892	122,241	269,133	*
Eiry W. Roberts, M.D.	7,675	65,023	72,698	*
William H. Rastetter, Ph.D.	24,750	152,917	177,667	*
Gary A. Lyons	225,697	121,667	347,364	*
George J. Morrow	—	91,667	91,667	*
Leslie V. Norwalk	—	3,333	3,333	*
Richard F. Pops	29,512	121,667	151,179	*
Alfred W. Sandrock, Jr., M.D., Ph.D.	—	91,667	91,667	*
Shalini Sharp	—	1,250	1,250	*
Stephen A. Sherwin, M.D.	47,548	121,667	169,215	*
All current executive officers and directors as a group (18 persons)	1,196,897	2,912,032	4,108,929	4.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of March 15, 2020.
(1)	The address of each beneficial owner named is c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, unless otherwise indicated.
(2)

Represents shares of common stock owned, excluding shares of common stock subject to stock options that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of March 15, 2020.

(3)

Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2020, regardless of exercise price, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)

Based on Amendment No. 4 to Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 12, 2020, reporting ownership as of December 31, 2019. According to such filing, Vanguard Group beneficially owns 8,316,897 shares of common stock and sole voting power as to 71,392 shares of common stock.

(6)

Based on Amendment No. 11 to Schedule 13G filed by FMR LLC (“FMR”) on February 7, 2020, reporting ownership as of December 31, 2019. According to such filing, FMR beneficially owns 7,431,373 shares of common stock and has sole voting power as to 837,183 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock held by FMR.

(7)

Based on Amendment No. 2 to Schedule 13G filed by Janus Henderson Group plc (“Janus”) on February 13, 2020, reporting ownership as of December 31, 2019. According to such filing, Janus beneficially owns 7,373,512 shares of common stock and sole voting power as to 0 shares of common stock. These securities are owned by various institutional investors for which Janus has a controlling ownership interest. As a result of its role as an investment adviser or sub-adviser to such institutional investors, for the purposes of the reporting requirements of the Exchange Act, Janus is deemed to be a beneficial owner of such securities; however, Janus expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)

Based on Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") on February 14, 2020, reporting ownership as of December 31, 2019. According to such filing, Price Associates beneficially owns 7,291,297 shares of common stock and sole voting power as to 1,886,323 shares of common stock. These securities are owned by various individuals and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates, expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)

Based on Schedule 13G filed by Capital International Investors ("Capital International") on February 14, 2020, reporting ownership as of December 31, 2019. According to such filing, Capital International beneficially owns 6,740,419 shares of common stock and sole voting power as to 6,362,060 shares of common stock. These securities are owned by various individuals and institutional investors which Capital International serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), Capital International is deemed to be the beneficial owner of such securities; however, Capital International, expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)

Based on Amendment No. 7 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 10, 2020, reporting ownership as of December 31, 2019. According to such filing, BlackRock beneficially owns 6,591,552 shares of common stock and sole voting power as to 6,095,205 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the common stock held by BlackRock. No one person’s interest in the common stock held by BlackRock is more than five percent of the Company’s total outstanding common stock.

BOARD OF DIRECTORS AND COMMITTEES

General

The Company’s bylaws, as amended, provide that the Board of Directors is comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk), three directors in Class II (Richard F. Pops, Shalini Sharp and Stephen A. Sherwin, M.D.), and three directors in Class III (Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, Jr., M.D., Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of the Company, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2021 Annual Meeting of Stockholders, the directors in Class II hold office until the 2022 Annual Meeting of Stockholders, and the directors in Class III hold office until the 2020 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, Jr., M.D., Ph.D. will expire at the 2020 Annual Meeting of Stockholders. On April 6, 2020, Dr. Sandrock informed us that he will not be standing for re-election at the 2020 Annual Meeting of Stockholders, therefore the stockholders will elect two Class III directors for a term of three years at the Annual Meeting.

Director Biographies of Class III Directors Nominated for Reelection at the 2020 Annual Meeting of Stockholders

Kevin C. Gorman, Ph.D.  has been employed with the Company since 1993. He was appointed President and Chief Executive Officer in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He currently serves as Chief Executive Officer and has served on the Board of Directors since January 2008. Dr. Gorman also serves as a director of Xencor, Inc. a clinical stage biopharmaceutical company. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

The continued service of Dr. Gorman on the Company’s Board of Directors is based on the fact that as Chief Executive Officer of the Company, Dr. Gorman has extensive knowledge of our commercial products and our product candidates, our employees and the industry in which we operate. Dr. Gorman has also demonstrated exceptional leadership skills, sound business judgment and a strong commitment to the Company.

Gary A. Lyons has served on the Board of Directors since joining Neurocrine Biosciences in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons is currently the Chairman of the Board of Directors for each of Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases, and Retrophin, an ultra-orphan disease commercial stage company. Mr. Lyons is a member of the Board of Directors of Brickell Biotech, Inc., a biotechnology company focused on dermatology, and Novus Therapeutics, Inc., a biotechnology company focused on ear, nose and throat therapies. Mr. Lyons was previously a director of Neurogesx, Cytori Therapeutics, and Facet Biotech Corporation. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

The continued service of Mr. Lyons on the Company’s Board of Directors is based on Mr. Lyons’ extensive business development and corporate governance experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s product candidates, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board of Directors.

Director Biographies of Class I and Class II Directors not Nominated for Reelection at the 2020 Annual Meeting of Stockholders

William H. Rastetter, Ph.D. has served on the Board of Directors since February 2010 and as Chairman of the Board of Directors since May 2011. Currently, he serves as the Chairman of the Board of Directors for Fate Therapeutics, a publicly traded company focused on cellular therapies, as well as for Daré Bioscience, Inc. (previously known as Cerulean Pharma Inc.), a publicly traded company focused on women’s health care. Dr. Rastetter also serves on the Board of Directors for Regulus Therapeutics Inc., a publicly traded company focused on RNA based therapeutics, and Grail, Inc., a private company developing deep sequencing approaches for disease diagnosis, with an initial focus on the early diagnosis of cancer. Dr. Rastetter serves as an advisor to SVB Leerink and Illumina Ventures. Dr. Rastetter was a partner in the venture capital firm, Venrock, from 2006 through early 2013 and was Executive Chairman of Biogen Idec, Inc. from 2003 to 2005. Earlier, he served as Chairman and Chief Executive Officer of IDEC Pharmaceuticals Corporation until its merger with Biogen in 2003; he joined IDEC

Corporation as its Chief Executive Officer at the company’s founding in 1986. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, where from 1982 to 1984 he held scientific positions. He held a series of faculty positions including Associate Professor at the Massachusetts Institute of Technology (“MIT”) from 1975 to 1982. Dr. Rastetter has a Bachelor of Science degree in chemistry from MIT and received Master of Art and doctorate degrees in chemistry from Harvard University.

The continued service of Dr. Rastetter on the Company’s Board of Directors is based on Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. The Company’s continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life science companies provides valuable strategic and governance insight to the Board of Directors as a whole.

George J. Morrow has served on the Board of Directors since October 2015. Mr. Morrow served as Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, from 2003 until his retirement in 2011. He joined Amgen in 2001 as Executive Vice President, Worldwide Sales and Marketing. His responsibilities included oversight of all commercial functions for Amgen’s broad spectrum of products in more than 50 countries worldwide, and the introduction of multiple new products into global markets. From 1992 to 2001, Mr. Morrow held executive management and commercial positions within several subsidiaries of Glaxo Wellcome, including Group Vice President for Commercial Operations (U.S.), Managing Director (U.K.), and most recently as President and Chief Executive Officer of Glaxo Wellcome, Inc. (U.S.). Mr. Morrow currently serves on the board of directors of Align Technology, Inc., a global medical device company. He has previously served on the boards of Vical, Inc., Otonomy, Inc., Glaxo Wellcome, Inc., Human Genome Sciences, Inc., Safeway, Inc., National Commerce Bank, the John Hopkins School of Public Health, and the Duke University Fuqua School of Business. Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

The continued service of Mr. Morrow on the Company’s Board of Directors is based on his extensive commercialization experience at Amgen, his broad executive experience at GlaxoSmithKline Inc., and his years of experience in corporate governance as a board member of several publicly traded companies. Mr. Morrow’s board experience, leadership experience and commercialization expertise prove valuable strategic insights to the Board of Directors.

 Leslie V. Norwalk has served on the Board of Directors since September 2019.  Since 2007, Ms. Norwalk has served as Strategic Counsel to healthcare companies at Epstein Becker Green, EBG Advisors and National Health Advisors. Ms. Norwalk is an Operating Partner at Enhanced Equity Fund, L.P., a private equity firm, and also serves as an advisor to Warburg Pincus LLC, and Peloton Equity, both private equity firms. She serves as a director of NuVasive, Inc., Endologix, Inc., Providence Service Corporation, Magellan Health, Inc., and Arvinas, Inc., all publicly traded companies, as well as several privately-held healthcare companies. Additionally, she serves as a healthcare, regulatory and policy advisor to several private equity firms. Ms. Norwalk began her career in the public sector as The White House Special Assistant to the Office of Presidential Personnel under the first Bush administration, following which, she practiced law at the Washington, D.C. office of Epstein Becker Green, P.C. From 2001 to 2007 she served in several roles at the Centers for Medicare & Medicaid Services (CMS) under the George W. Bush administration, including serving as Deputy Administrator, and Counselor and Policy Advisor, before assuming the role of Acting Administrator. Ms. Norwalk holds a Juris Doctorate from the George Mason University School of Law and a Bachelor of Arts degree in economics and international relations from Wellesley College.

The continued service of Ms. Norwalk to the Company’s Board of Directors is based on her deep knowledge of, and experience with, the healthcare industry and government regulations, as well as corporate governance and risk management. Such knowledge and experience provides valuable guidance and insight to the Board of Directors.

Richard F. Pops has served on the Board of Directors since April 1998. Mr. Pops is the Chairman and Chief Executive Officer of Alkermes, Inc. He joined Alkermes as Chief Executive Officer in February 1991. Under his leadership, Alkermes has grown from a privately held research-based company with 25 employees to an international, publicly traded pharmaceutical company with more than 1,200 employees. In addition to Alkermes, he currently serves on the Board of Directors of: Epizyme, Inc., a biotechnology company focused on epigenetics; the Biotechnology Industry Organization (BIO); and the Pharmaceutical Research and Manufacturers of America (PhRMA). Mr. Pops provided notice of his resignation from the Board of Directors of Epizyme, Inc. on March 30, 2020, which will be effective upon the earlier of Epizyme finding a replacement director or October 31, 2020.  He holds a B.A. in economics from Stanford University.

The continued service of Mr. Pops to the Company’s Board of Directors is based on his leadership experience and track record for growing companies, his strength in business strategy and his financial acumen and capital markets experience. In addition, Mr. Pops is recognized for his service to the biopharmaceutical industry as a member of the Boards of the Biotechnology Industry Organization and the Pharmaceutical Research and Manufacturers of America. His breadth and range of industry experience from operations and strategy is a significant contribution to the Board of Directors.

Shalini Sharp has served on the Board of Directors since February 2020. Ms. Sharp is the Chief Financial Officer and Executive Vice President of Ultragenyx Pharmaceutical Inc., a biopharmaceutical company, holding the position of Chief Financial Officer since May 2012 and the position of Executive Vice President since January 2016.  Ms. Sharp’s will be stepping down from her role as Chief Financial Officer and Executive Vice President of Ultragenyx by September 2, 2020. Between May 2012 and January 2016, Ms. Sharp served as a Senior Vice President of Ultragenyx. Prior to Ultragenyx, Ms. Sharp served in various executive capacities, and ultimately as Chief Financial Officer, of

Agenus Inc., a biotechnology company, from August 2003 until May 2012. Prior to Agenus, Ms. Sharp held strategic planning and corporate finance roles and ultimately served as chief of staff to the chairman of the board at Elan Pharmaceuticals, a biotechnology company, from August 1998 to August 1999 and September 2001 to August 2003. Prior to Elan, Ms. Sharp was a management consultant at McKinsey & Company and an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp served as a board member of Array BioPharma Inc. from April 2017 until its acquisition in July 2019. She has also been a board member of Precision Biosciences Inc. and Sutro Biopharma, Inc. since 2018. She previously served as a board member of Agenus Inc. between May 2012 and June 2018. Ms. Sharp holds a B.A. and an M.B.A. from Harvard University.

The continued service of Ms. Sharp to the Company’s Board of Directors is based on her extensive experience as a chief financial officer of a public company, her financial acumen, and her management and leadership skills.

Stephen A. Sherwin, M.D. has served on the Board of Directors since April 1999. Dr. Sherwin currently divides his time between advisory work in the life science industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. Dr. Sherwin currently serves on the Board of Directors of Aduro Biotech, Biogen and Neon Therapeutics. He is a Venture Partner with Third Rock Ventures and a member of the Scientific Steering Committee of the Parker Institute for Cancer Immunotherapy. Previously Dr. Sherwin was chairman and chief executive officer of Cell Genesys, a cancer immunotherapy company, from 1990 until the company’s merger in 2009 with BioSante Pharmaceuticals (now ANI Pharmaceuticals). He was also a co-founder and chairman of Abgenix, an antibody company which was acquired by Amgen in 2006, and co-founder and chairman of Ceregene, a gene therapy company which was acquired by Sangamo Biosciences in 2013. From 1983 to 1990, Dr. Sherwin held various positions in clinical research at Genentech, most recently that of Vice President. Prior to 1983, he was on the staff of the National Cancer Institute. In addition, Dr. Sherwin previously served on the board of directors of the Biotechnology Industry Organization from 2001 to 2014 and as its chairman from 2009 to 2011, and was a member of the President’s Council of Advisors in Science and Technology (PCAST) Working Group on Drug Development from 2011 to 2013. Dr. Sherwin holds a B.A. in biology summa cum laude from Yale University and an M.D. from Harvard Medical School, is board-certified in internal medicine and medical oncology, and is a fellow of the American College of Physicians.The continued service of Dr. Sherwin for election to the Company’s Board of Directors is based on his experience and credentials in the biotechnology industry as the former Chief Executive Officer of Cell Genesys, Inc., the former chairman and co-founder of Abgenix, Inc., the chairman and co-founder of Ceregene, Inc., and his positions at Genentech, Inc. and the National Cancer Institute. Dr. Sherwin is also currently Chairman Emeritus of the Biotechnology Industry Organization. In addition to his biotechnology credentials, Dr. Sherwin’s medical expertise in internal medicine and medical oncology provides a unique contribution to the Board of Directors.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Neurocrine Biosciences is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices. The Board of Directors has adopted Corporate Governance Guidelines which describe our corporate governance practices and address corporate governance issues such as Board composition, responsibilities and director qualifications. These guidelines are available at www.neurocrine.com.

What is the Board’s leadership structure?

It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set Company goals with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its stockholders.

Are the members of the Board independent?

The Board of Directors annually reviews the independence of each of the directors. With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine Biosciences, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

How often did the Board meet during fiscal 2019?

The Board of Directors held a total of seven meetings during 2019. For 2019, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, and a Science and Medical Technology Committee. Charters for each of these committees have been established and approved by the Board of Directors and current copies of the charters for each of the committees have been posted on the Company’s website at www.neurocrine.com.  During 2019, no director attended fewer than 75% of the aggregate of the total meetings of the Board of Directors and no director attended fewer than 75% of the total number of meetings held by all committees of the Board of Directors on which such director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 5605(c)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The members of the Audit Committee for 2019 were Richard F. Pops, George J. Morrow and Stephen A. Sherwin, M.D. The Board of Directors has determined that Messrs. Pops and Morrow as well as Dr. Sherwin are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K. This committee met five times during 2019. The members of the Audit Committee as of February 2020 (when Shalini Sharp joined the Board of Directors) are Mr. Pops, Ms. Sharp and Dr. Sherwin.  The Board of Directors has also determined that Ms. Sharp is an “audit committee financial expert” within the meaning of item 407(d)(5) of SEC Regulation S-K.

The Company’s Compensation Committee consists of directors Richard F. Pops, George J. Morrow and Alfred W. Sandrock, Jr., M.D., Ph.D. The Compensation Committee reviews and recommends to the Board of Directors the compensation of executive officers and other employees of the Company. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Each of the current members of the Compensation Committee is an “independent director” as defined by Nasdaq Stock Market Rule 5605(a)(2). This committee met seven times during 2019.

The Company’s Nominating/Corporate Governance Committee consists of directors Stephen A. Sherwin, M.D., George J. Morrow and Leslie V. Norwalk.  Alfred W. Sandrock, Jr. M.D., Ph.D. served on the committee until Leslie V. Norwalk joined the Board of Directors in September 2019, Dr. Sherwin, Messrs. Morrow and Sandrock, and Ms. Norwalk are all “independent directors” as defined by Nasdaq Stock Market Rule 5605(a)(2). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics, which applies to all of the Company’s officers, directors and employees, and is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board of Directors and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, provided such nominations are made pursuant to the Company’s bylaws and applicable law. This committee met three times during 2019.

The Company’s Science and Medical Technology Committee consists of directors Gary A. Lyons, William H. Rastetter, Ph.D. and Alfred W. Sandrock, Jr. M.D., Ph.D. The purpose of the Science and Medical Technology Committee is to assist the Board of Directors in its oversight of management’s exercise of its responsibility to make significant scientific judgments relating to the Company’s research and development activities and portfolio. This committee met one time during 2019. On April 6, 2020, Dr. Sandrock informed us that he will not be standing for re-election at the Annual Meeting. The Board of Directors will assess committee membership and fill any committee vacancies created by Dr. Sandrock’s departure prior to the end of Dr. Sandrock’s term.

Compensation Committee interlocks and insider participation

During 2019, the Compensation Committee consisted of George J. Morrow, Richard F. Pops and Alfred W. Sandrock, Jr., M.D., Ph.D. No interlocking relationship existed between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

What is our director nomination process?

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

•

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

•

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time.

•

Directors should notify the Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee in the event of any significant change in their employment responsibilities or affiliations. Director nominees should meet the Director Qualification requirements set forth in the Company’s Corporate Governance Guidelines.

•

In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: personal and professional integrity, ethics and values including any potential conflicts of interest; experience in corporate management and the biopharmaceutical industry, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; and additionally, for nominees seeking re-election, meeting attendance and participation and compliance with Company policies.

 It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors, including diversity with respect to gender and ethnicity, when evaluating candidates for election or re-election to the Board of Directors.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

In addition to the foregoing, the Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines set forth minimum criteria for director nominees. The Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and preferably several members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by SEC rules. We believe that all of our directors should have a reputation for honesty, integrity and highest ethical standards, and should demonstrate business acumen, an ability to exercise sound judgment and a commitment to serve the Company.

Board Self-Assessment

The Nominating/Corporate Governance Committee ensures that each member of the Board, the Committees, and the Chair of the Board are annually assessed annually aimed at enhancing effectiveness. Directors complete a number of different evaluations in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our external legal counsel, Cooley LLP. The assessments are treated on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by our Chief Legal Officer, the Nominating/Corporate Governance Committee and the Board, who decide whether any changes are needed to the Board’s processes, procedures, composition or Committee structure. The evaluation carried out in 2019 indicated that all individuals and groups were effectively fulfilling their responsibilities.

Board Education

The Board recognizes the importance of ongoing director education. In order to facilitate member of the Board of Directors’ educational development, the members of the Board of Directors regularly meet with management and are given periodic presentations on our business and recent business developments. Members of the Board of Directors also attend dinners on the evening before regularly scheduled Board meetings. Generally, at these dinners the Board meets with senior decision-makers within the Company or outside experts in order to enhance the Board’s understanding of our business and affairs. In addition, on an annual basis an external expert meets with the Board to discuss new developments relating to corporate governance and the operation of public company boards. The Company also provides funding for members of the Board of Directors to attend outside director continuing education programs sponsored by educational and other institutions.

Identification and Evaluation of Nominees for Director

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for service and who are willing to continue are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining members who would offer a new perspective. If any member of the Board of Directors does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our Board of Directors, management or other parties are evaluated. Accordingly, our Board of Directors believes a formal policy regarding consideration of such recommendations is unnecessary.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and
•	the number of Company shares that are beneficially owned by such stockholder as of the date of the communication.

Each stockholder communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

What is the Board’s role in risk oversight?

While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to various committees. The Board of Directors and its committees oversee risk throughout the business with focus on financial risk, legal/compliance risk, scientific/clinical development risk, and strategic risk. The Audit Committee focuses on financial risk and internal controls. The Nominating/Corporate Governance Committee and Audit Committee each focus on legal/compliance risk with the Nominating/Corporate Governance Committee taking the lead on the governance and management process and the Audit Committee taking the lead on SEC reporting and compliance. The Compensation Committee addresses compensation policies and practices as they relate to risk management practices and risk-taking incentives. The Science and Medical Technology Committee reviews the scientific risk associated with the Company’s research and development activities and any related legal/compliance risk. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment of strategic risk for the Company overall.

 How do the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives?

During 2019, the Compensation Committee, in conjunction with the Board of Directors, conducted an assessment of how the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives. As part of the process, the Compensation Committee engaged the services of an external, independent compensation consulting firm to conduct an independent risk assessment. Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Directors Dr. Rastetter and Dr. Gorman attended the 2019 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2019 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the Securities and Exchange Commission. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the PCAOB. In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Respectfully submitted by:

AUDIT COMMITTEE

Stephen A. Sherwin, M.D.

Richard F. Pops

Shalini Sharp

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2019	2018
Audit fees (1)	$1,053,634	$998,939
Audit related fees (2)	—	—
Tax fees (3)	155,101	140,300
All other fees (4)	—	—

Total	$1,208,735	$1,139,239

(1)

Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, review of registration statements on Form S-8, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)

Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2019, these fees included $90,840 for tax preparation services, $15,450 for services related to Section 382 studies for net operating loss utilization and $48,811 for state tax planning. For 2018, these fees included $78,950 for tax preparation services, $15,450 for services related to Section 382 studies for net operating loss utilization and $45,900 for state tax planning.

(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

COMPENSATION COMMITTEE REPORT

The following Report of the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

COMPENSATION COMMITTEE

George J. Morrow

Richard F. Pops

Alfred W. Sandrock, Jr., M.D., Ph.D.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s bylaws, as amended, provide that the Board of Directors is comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk), three directors in Class II (Richard F. Pops, Shalini Sharp and Stephen A. Sherwin, M.D.), and two directors in Class III (Kevin C. Gorman, Ph.D. and Gary A. Lyons). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine Biosciences, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2021 Annual Meeting of Stockholders, the directors in Class II hold office until the 2022 Annual Meeting of Stockholders and the directors in Class III hold office until the 2020 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the elected directors will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Kevin C. Gorman, Ph.D., Gary A. Lyons and Alfred W. Sandrock, M.D., Ph.D. will expire at the 2020 Annual Meeting of Stockholders. On April 6, 2020, Dr. Sandrock informed us that he will not be standing for re-election at the 2020 Annual Meeting of Stockholders, therefore the stockholders will elect two Class III directors for a term of three years at the Annual Meeting.

Nominees for Election at the Annual Meeting

Both of the nominees (Kevin C. Gorman, Ph.D. and Gary A. Lyons) are currently Class III directors of the Company. All of the nominees were previously elected to the Board of Directors by the Company’s stockholders. Information about the nominees is set forth below:

Name of Director	Age	Position in the Company	Director Since
Kevin C. Gorman, Ph.D.	62	Chief Executive Officer and Director	2008
Gary A. Lyons (4)	68	Director	1993

Who are the remaining Directors that are not up for election this year?

The Class I and II directors will remain in office after the 2020 Annual Meeting of Stockholders. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Director	Age	Position in the Company	Director Since
George J. Morrow (2) (3)	68	Director	2015
Leslie V. Norwalk (3)	54	Director	2019
Richard F. Pops (1) (2)	57	Director	1998
William H. Rastetter, Ph.D. (4)	71	Chairman of the Board	2010
Shalini Sharp (1)	45	Director	2020
Stephen A. Sherwin, M.D. (1)(3)	71	Director	1999

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating/Corporate Governance Committee.
(4)	Member of the Science and Medical Technology Committee.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2020 Annual Meeting of Stockholders and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s Class III nominees named above. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors unanimously recommends that stockholders vote “FOR” the Class III nominees named above.

PROPOSAL TWO: ADVISORY VOTE ON

COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

At the 2017 Annual Meeting of Stockholders, the Board of Directors, as a matter of good corporate governance, recommended that the stockholders approve an advisory vote on Named Executive Officer compensation (“say-on-pay”) on an annual basis. Approximately 94% of the stockholder votes cast at the 2017 Annual Meeting of Stockholders were for the Company’s recommendation, and in response the Company holds an annual say-on-pay vote. This annual vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Summary of the Company’s Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. The philosophy of the Committee in establishing the Company’s compensation policy for executive officers as well as all other employees is to:

•	align compensation plans with both short-term and long-term goals and objectives of the Company and stockholder interests;
•	attract and retain highly skilled individuals by offering compensation that compares favorably to other employers who are competing for available employees;
•	incentivize employees through a mix of base salary, bonus amounts based on achievement of defined corporate and personal goals and long-term equity awards to generate returns for stockholders; and
•	pay for performance by ensuring that an ever-increasing percentage of an individual’s compensation is performance-based as they progress to higher levels within the Company.

As discussed below in the Compensation Discussion and Analysis, we believe we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near-term and long-term growth in stockholder value. The historical approval rates, on an advisory basis, for the Company’s executive compensation program have been over 97% for each of the 2017, 2018 and 2019 Annual Meetings of Stockholders. The Committee and our Board of Directors believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals as well as the overall administration of executive compensation by the Committee and the Board of Directors.

You are being asked to approve on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related notes and narrative set forth herein. This vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Vote Required

The ‘say-on-pay’ vote is advisory and therefore not binding on the Company, the Committee or the Board of Directors. However, we value the opinions of our stockholders and will review and will continue to consider the outcome of this advisory vote when making future compensation decisions for our Named Executive Officers and will evaluate whether any actions are necessary to address the stockholders’ concerns. Approval of this advisory vote requires the affirmative vote of the majority of shares represented in person or by proxy and entitled to vote on the item. The Board of Directors unanimously recommends voting “FOR” approval of the Company’s Named Executive Officers compensation.

PROPOSAL THREE: APPROVAL OF THE COMPANY’S 2020 EQUITY INCENTIVE PLAN

The Board of Directors is requesting stockholder approval of the Neurocrine Biosciences, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan is intended to be the successor to the Neurocrine Biosciences, Inc. 2011 Equity Incentive Plan (the “2011 Plan”).

Why We Are Asking Our Stockholders to Approve the 2020 Plan

Currently, we maintain the 2011 Plan to grant equity awards to our employees, directors and consultants. We are seeking stockholder approval of the 2020 Plan to increase the number of shares available for the grant of stock options, restricted stock unit awards and other awards, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent. If the 2020 Plan is approved by our stockholders, no additional awards will be granted under the 2011 Plan following the date of the Annual Meeting. For clarity, pursuant to our current compensation program for our non-employee directors, all stock options that are to be granted on the date of the Annual Meeting to all of our current non-employee directors, other than Dr. Sandrock (who has informed us that he will not be standing for re-election at the Annual Meeting) and Ms. Sharp (who was appointed to the Board in February 2020 and, therefore, is not eligible for such stock option) (collectively, the “2020 Annual Director Grants”), will be granted under the 2011 Plan.

Approval of the 2020 Plan by our stockholders will allow us to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by the Board of Directors or Compensation Committee. The 2020 Plan will also allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.

Requested Shares

If this Proposal Three is approved by our stockholders, then subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2020 Plan will not exceed the sum of (i) 3,300,000 new shares, (ii) the number of shares remaining available for the grant of new awards under the 2011 Plan as of immediately following the effective date of the 2020 Plan, and (iii) certain shares subject to outstanding awards granted under the 2011 Plan that may become available for issuance under the 2020 Plan, as such shares become available from time to time (as further described below in “Description of the 2020 Plan—Shares Available for Awards”).

Stockholder Approval

If this Proposal Three is approved by our stockholders, the 2020 Plan will become effective as of the date of the Annual Meeting and no additional awards will be granted under the 2011 Plan following the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal Three, the 2020 Plan will not become effective and the 2011 Plan will continue to be effective in accordance with its terms. For clarity, in either case, the 2020 Annual Director Grants will be granted under the 2011 Plan.

Why You Should Vote to Approve the 2020 Plan

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board of Directors believes that the grant of equity awards is a key element underlying our ability to attract, retain and motivate our employees, directors and consultants because of the strong competition for highly trained and experienced individuals among biopharmaceutical companies. Therefore, the Board of Directors believes that the 2020 Plan is in the best interests of our business and our stockholders and unanimously recommends a vote in favor of this Proposal Three.

The 2020 Plan will allow us to continue to utilize equity awards as long-term incentives to secure and retain the services of our employees, directors and consultants, consistent with our compensation philosophy and common compensation practice for our industry. To date, equity awards have been a key aspect of our program to attract and retain key employees, directors and consultants. We believe the use of equity awards strongly aligns the interests of our employees with those of our stockholders by placing a considerable proportion of our employees’ total compensation “at risk” because it is contingent on the appreciation in value of our common stock. In addition, we believe equity awards encourage employee ownership of our common stock and promote retention through the reward of long-term Company performance.

We Carefully Manage the Use of Equity Awards and Dilution is Reasonable

Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, directors and consultants.

Overhang

The following table provides certain information regarding our use of equity awards.

As of March 23, 2020 (Record Date)
Total number of shares of common stock subject to outstanding stock options	7,199,484
Weighted-average exercise price of outstanding stock options	$42.93
Weighted-average remaining term of outstanding stock options	7.02 years
Total number of shares of common stock subject to outstanding full value awards	1,825,955
Total number of shares of common stock available for grant under the 2011 Plan and the Neurocrine Biosciences, Inc. Inducement Plan (1)	5,191,822
Total number of shares of common stock subject to outstanding stock options and outstanding full value awards	9,025,439
Total number of shares of common stock outstanding	92,779,393
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$79.01

(1)

As of the Record Date, there were no shares of common stock available for grant under any of our equity incentive plans, other than the 2011 Plan and the Neurocrine Biosciences, Inc. Inducement Plan (as described in this table).

The Size of Our Share Reserve Request Is Reasonable

If this Proposal Three is approved by our stockholders, we will have 3,300,000 new shares available for grant after the Annual Meeting, subject to adjustment for certain changes in our capitalization.

The 2020 Plan Combines Compensation and Governance Best Practices

The 2020 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•

Stockholder approval is required for additional shares.  The 2020 Plan does not contain an annual “evergreen” provision. The 2020 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•

No discounted stock options or stock appreciation rights.  All stock options and stock appreciation rights granted under the 2020 Plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•

Limit on non-employee director compensation.  The aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director with respect to any period commencing on the date of the annual stockholders meeting for a particular year and ending on the date of the annual stockholders meeting for the next subsequent year (such period, the “annual period”), including awards granted under the 2020 Plan and cash fees paid to such non-employee director, will not exceed $1,250,000 in total value. In addition, the aggregate value of any equity award(s) granted by us to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board of Directors will not exceed $2,000,000 in total value (such that the aggregate compensation granted or paid to any individual for service as a non-employee director with respect to an annual period in which such individual is first appointed or elected to the Board of Directors will not exceed $3,250,000 in total value). For purposes of these limitations, the value of any equity awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

•

Awards subject to forfeiture/clawback.  Awards granted under the 2020 Plan will be subject to recoupment in accordance with the Neurocrine Biosciences, Inc. Policy for Recoupment of Incentive Compensation and any other clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts. In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

•	Restrictions on dividends. The 2020 Plan provides that dividends or dividend equivalents may not be paid or credited to any awards granted under the 2020 Plan.
•

No liberal change in control definition.  The change in control definition in the 2020 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2020 Plan to be triggered.

•

No liberal share counting provisions.  The following shares will not become available again for issuance under the 2020 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.

•

Material amendments require stockholder approval.  Consistent with Nasdaq rules, the 2020 Plan requires stockholder approval of any material revisions to the 2020 Plan. In addition, certain other amendments to the 2020 Plan require stockholder approval.

Vote Required

At the Annual Meeting, the stockholders are being asked to approve the 2020 Plan. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the item will be required to approve the 2020 Plan. The Board of Directors unanimously recommends voting “FOR” the approval of the 2020 Plan.

Description of the 2020 Plan

The material features of the 2020 Plan are described below. The following description of the 2020 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2020 Plan. Stockholders are urged to read the actual text of the 2020 Plan in its entirety, which is attached to this proxy statement as Appendix A.

Purpose

The 2020 Plan is designed to secure and retain the services of our employees, non-employee directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and our affiliates, and to provide a means by which such persons may be given an opportunity to benefit from increases in the value of our common stock. The 2020 Plan is also designed to align employees’ interests with stockholder interests.

Successor to 2011 Plan

The 2020 Plan is intended to be the successor to the 2011 Plan. If the 2020 Plan is approved by our stockholders, no additional awards will be granted under the 2011 Plan following the date of the Annual Meeting. If the 2020 Plan is not approved by our stockholders, the 2020 Plan will not become effective and the 2011 Plan will continue to be effective in accordance with its terms. For clarity, in either case, the 2020 Annual Director Grants will be granted under the 2011 Plan.

Types of Awards

The terms of the 2020 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2020 Plan will not exceed the sum of (i) 3,300,000 new shares, (ii) the number of shares remaining available for the grant of new awards under the 2011 Plan as of immediately following the effective date of the 2020 Plan, and (iii) the Prior Plan’s Returning Shares (as defined below), as such shares become available from time to time.

The “Prior Plan’s Returning Shares” are shares of our common stock subject to outstanding awards granted under the 2011 Plan (referred to as the “Prior Plan” in this Proposal Three) that following the effective date of the 2020 Plan: (i) are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares.

The following actions will not result in an issuance of shares of our common stock under the 2020 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the 2020 Plan: (i) the expiration or termination of any portion of an award granted under the 2020 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the 2020 Plan in cash.

If any shares of our common stock issued pursuant to an award granted under the 2020 Plan are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will become available again for issuance under the 2020 Plan.

The following shares of our common stock will not become available again for issuance under the 2020 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award granted under the 2020 Plan or the Prior Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award granted under the 2020 Plan or the Prior Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award granted under the 2020 Plan or the Prior Plan; and (iv) in the event that a stock appreciation right granted under the 2020 Plan or the Prior Plan is settled in shares, the gross number of shares subject to such award.

Full Value Award Limitations

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued pursuant to the grant of “full value awards” (i.e., any award other than a stock option or stock appreciation right with respect to which the exercise or strike price is at least 100% of the fair market value of the common stock subject to the stock option or stock appreciation right on the date of grant) will not exceed 50% of the total number of shares of our common stock issuable under the 2020 Plan.

Eligibility

Under the terms of the 2020 Plan, all of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the 2020 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2020 Plan only to our (including our affiliates’) employees. Generally, we do not provide equity grants to consultants and have no plans to do so at this time.

As of March 23, 2020, we (including our affiliates) had approximately 730 employees, eight non-employee directors and approximately 70 consultants. Dr. Sandrock has informed us that he will not be standing for re-election at the Annual Meeting and, therefore, he will not be eligible to participate in the 2020 Plan.

Administration

The 2020 Plan will be administered by our Board of Directors, which may in turn delegate some or all of the administration of the 2020 Plan to a committee or committees composed of members of the Board of Directors. Our Board of Directors has delegated concurrent authority to administer the 2020 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. Our Board of Directors and Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal Three.

Subject to the terms of the 2020 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2020 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to an award and the exercise or strike price of stock options and stock appreciation rights granted under the 2020 Plan.

The Plan Administrator may also delegate to one or more executive officers the authority to designate employees who are not executive officers to be recipients of certain awards and the number of shares of our common stock subject to such awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the awards granted by such executive officer. The executive officer may not grant an award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Options or Stock Appreciation Rights

Under the 2020 Plan, except in connection with a corporate transaction or a change in control or an adjustment for certain changes in our capitalization, or unless our stockholders have approved such an action within 12 months prior to such an event, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by (1) reducing the exercise or strike price of the stock option or stock appreciation right or (2) canceling any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards.

Dividends and Dividend Equivalents

The 2020 Plan provides that dividends or dividend equivalents may not be paid or credited to any awards granted under the 2020 Plan.

Limit on Non-Employee Director Compensation

The aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director with respect to any period commencing on the date of the annual stockholders meeting for a particular year and ending on the date of the annual stockholders meeting for the next subsequent year (such period, the “annual period”), including awards granted under the 2020 Plan and cash fees paid to such non-employee director, will not exceed $1,250,000 in total value. In addition, the aggregate value of any equity award(s) granted by us to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board of Directors will not exceed $2,000,000 in total value (such that the aggregate compensation granted or paid by us to any individual for service as a non-employee director with respect to an annual period in which such individual is first appointed or elected to the Board of Directors will not exceed $3,250,000 in total value). For purposes of these limitations, the value of any equity awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Stock Options

Stock options may be granted under the 2020 Plan pursuant to stock option agreements. The 2020 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.

The exercise price of a stock option granted under the 2020 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2020 Plan may not exceed ten years from the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal Three as “continuous service”) terminates (other than for cause (as defined in the 2020 Plan) or the participant’s death or disability (as defined in the 2020 Plan)), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s death (or the participant dies within a specified period following termination of continuous service), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if a participant’s continuous service terminates for any reason other than for cause and, at any time during the applicable post-termination exercise period, the exercise of the stock option would be prohibited by applicable laws or the sale of any common stock received upon such exercise would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

In addition, the current form of stock option agreement for employees under the 2020 Plan provides that if an employee’s continuous service terminates due to the employee’s retirement (as defined in the employee’s stock option agreement and described below), the employee’s stock option will become fully vested as of the date of such retirement, and the employee may exercise such stock option for up to 12 months following such retirement. For purposes of the foregoing, “retirement” generally means a termination of an employee’s continuous service upon or after the employee has reached age 60 with at least five years of continuous service, provided that the employee complies with any other requirements in the Company’s then-current policy regarding retirement.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2020 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2020 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2020 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2020 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2020 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. Options may not be transferred to a third party financial institution for value.

Limitations on Incentive Stock Options

In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs.

No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2020 Plan is 18,000,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2020 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the 2020 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2020 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the 2020 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2020 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The 2020 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment of certain performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance awards.

Performance goals under the 2020 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non-cash expenses and changes in deferred revenue); (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) margin (including gross margin); (7) income (before or after taxes); (8) operating income; (9) operating income after taxes; (10) pre-tax profit; (11) operating cash flow; (12) sales, prescriptions, or revenue targets; (13) increases in revenue or product revenue; (14) expenses and cost reduction goals; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) cash flow; (19) cash flow per share; (20) cash burn; (21) share price performance; (22) debt reduction; (23) implementation or completion of projects or processes (including, without limitation, discovery of a pre-clinical drug candidate, recommendation of a drug candidate to enter a clinical trial, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, presentation of studies and launch of commercial plans, compliance programs or education campaigns); (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) financings; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) employee hiring; (34) funds from operations; (35) budget management; (36) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (37) engagement of thought leaders and patient advocacy groups; (38) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (39) litigation preparation and management; and (40) any other measure of performance selected by the Plan Administrator.

Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Plan Administrator (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Plan Administrator will appropriately make adjustments in the method of calculating the attainment of the performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body.

In addition, the Plan Administrator retains the discretion to define the manner of calculating the performance criteria it selects to use for a performance period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goal.

Other Awards

Other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other awards under the 2020 Plan. Subject to the terms of the 2020 Plan, the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other awards.

Clawback Policy

Awards granted under the 2020 Plan will be subject to recoupment in accordance with the Neurocrine Biosciences, Inc. Policy for Recoupment of Incentive Compensation and any other clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts. In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of our common stock subject to the 2020 Plan; (ii) the class(es) and maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of shares of our common stock and the exercise, strike or purchase price per share of our common stock subject to outstanding awards.

Corporate Transaction and Change in Control

The following applies to each outstanding award under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan and described below) or a change in control (as defined in the 2020 Plan and described below), unless provided otherwise in the applicable award agreement, in any other written agreement between a participant and the Company or an affiliate, or in any director compensation policy of the Company. For purposes of this Proposal Three, the term “Transaction” will mean such corporate transaction or change in control.

In the event of a Transaction, any awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company) (such entity, the “acquiring entity”), and any reacquisition or repurchase rights held by us with respect to the award may be assigned to the acquiring entity. If the acquiring entity does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants who are employees or non-employee directors and, in each case, whose continuous service has not terminated prior to the effective time of the Transaction (such participants, the “current employee and director participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction), and (ii) any such awards that are held by persons other than current employee and director participants will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.

In the event an award will terminate if not exercised at or prior to the effective time of a Transaction, the Plan Administrator may provide that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any exercise price payable by such holder in connection with such exercise.

Except as otherwise provided in the applicable award agreement, in any other written agreement between a participant and the Company or an affiliate, or in any director compensation policy of the Company, in the event that an employee or director’s continuous service is involuntarily terminated without cause (including any such termination due to such employee or director’s death or disability) upon or within 12 months following the effective time of a Transaction, the vesting (and exercisability, if applicable) of any assumed awards (as defined in the 2020 Plan and described below) held by such employee or director as of the date of such termination will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of such termination), effective as of the date of such termination.  For purposes of the foregoing, an “assumed award” generally means any outstanding award under the 2020 Plan that was assumed or continued, or any outstanding similar award that was granted in substitution for an award under the 2020 Plan, in each case by the acquiring entity in connection with the applicable Transaction.

Under the 2020 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (1) a sale or other disposition of all or substantially all of our assets; (2) a sale or other disposition of at least 90% of our outstanding securities; (3) a merger, consolidation or similar transaction where we do not survive the transaction; or (4) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Under the 2020 Plan, a “change in control” generally means the occurrence of any one or more of the following events: (1) the acquisition by any person, entity or group of our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (2) a merger, consolidation or similar transaction in which our stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) our stockholders approve or our Board of Directors approves our complete dissolution or liquidation, or our complete dissolution or liquidation otherwise occurs; (4) a sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (5) when a majority of our Board of Directors becomes comprised of individuals who were not serving on our Board of Directors on the date the 2020 Plan was adopted by our Compensation Committee (the “incumbent Board of Directors”), or whose nomination, appointment, or election was not approved by a majority of the incumbent Board of Directors still in office.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the 2020 Plan at any time. However, except as otherwise provided in the 2020 Plan, no amendment or termination of the 2020 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2020 Plan as required by applicable law and listing requirements. Unless terminated sooner by the Plan Administrator, the 2020 Plan will automatically terminate on March 15, 2030, which is the day before the tenth anniversary of the date the 2020 Plan was adopted by our Compensation Committee.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2020 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2020 Plan. The 2020 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income

Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2020 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the restricted stock award, equal to the excess, if any, of the fair market value of the stock on the date the restricted stock award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code (including delivery upon achievement of a performance goal), in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) Limitations

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the 2020 Plan will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act. For further information regarding the deduction limit under Section 162(m) of the Code and such transition relief, please see the section entitled “Compensation Discussion and Analysis—Tax Considerations—Internal Revenue Code Section 162(m).”

New Plan Benefits under 2020 Plan

The following table sets forth certain information regarding future benefits under the 2020 Plan.

Name and Position	Number of Shares
Kevin C. Gorman, Ph.D. Chief Executive Officer	(1)
Matthew C. Abernethy Chief Financial Officer	(1)
Eric Benevich Chief Commercial Officer	(1)
Haig P. Bozigian, Ph.D. Chief Development Officer	(1)
Eiry W. Roberts, M.D. Chief Medical Officer	(1)
All current executive officers as a group	(1)
All current directors who are not executive officers as a group	(1)
All current employees, including current officers who are not executive officers, as a group	(1)

(1)

Awards granted under the 2020 Plan to our executive officers, other employees, and non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2020 Plan, and we have not granted any awards under the 2020 Plan subject to stockholder approval of this Proposal Three. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers, other employees, and non-employee directors under the 2020 Plan are not determinable.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL THREE

EQUITY COMPENSATION PLANS

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2019:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (c)
Equity compensation plans approved by security holders (1)	7,595,811	$52.22	6,828,566
Equity compensation plans not approved by security holders (2)	190,000	$65.10	55,182

Total	7,785,811	$52.53	6,883,748

(1)

The number of securities remaining available for future issuance under equity compensation plans as of December 31, 2019 are from the 2011 Plan. The shares available for issuance under the 2011 Plan may be issued in the form of option awards, restricted stock awards, restricted stock unit awards or stock bonus awards subject to limitations set forth in the 2011 Plan.

(2)

Consists of stock options and restricted stock unit awards that were issued to certain employees under the Neurocrine Biosciences, Inc. Inducement Plan, or the Inducement Plan, which was not approved by security holders.  These stock option grants have a four-year vesting period and the restrictted stock units RSUs generally have vesting periods of three to four years. For additional details regarding the Inducement Plan, see Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 7, 2020.

(3)	The weighted average exercise price excludes restricted stock unit awards, which have no exercise price.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year ending December 31, 2020. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the item will be required to approve and ratify the Audit Committee’s selection of Ernst & Young LLP. The Board of Directors unanimously recommends voting “FOR” approval and ratification of such selection.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

EXECUTIVE OFFICERS AND MANAGEMENT

The following table sets forth information regarding our executive officers and other management team members as of the Record Date:

Name	Age	Position
Kevin C. Gorman, Ph.D.	62	Chief Executive Officer and Director
Matthew C. Abernethy	40	Chief Financial Officer
Eric Benevich	54	Chief Commercial Officer
David W. Boyer	41	Chief Corporate Affairs Officer
Haig P. Bozigian, Ph.D.	62	Chief Development Officer
Julie Cooke.	54	Chief Human Resources Officer
Kyle W. Gano, Ph.D.	47	Chief Business Development and Strategy Officer
Dimitri E. Grigoriadis, Ph.D.	62	Chief Research Officer
Darin M. Lippoldt	54	Chief Legal Officer and Corporate Secretary
Malcolm C. Lloyd-Smith	64	Chief Regulatory Officer
Eiry W. Roberts, M.D.	56	Chief Medical Officer

See above for biographical information concerning Kevin C. Gorman, Ph.D.

Matthew C. Abernethy was appointed Chief Financial Officer in November 2017 and is responsible for leading corporate finance activities and commercial supply chain operations, as well as information technology and investor relations functions at Neurocrine Biosciences. Mr. Abernethy has over 15 years of experience in the financial sector and investor relations with expertise in the healthcare industry. He joined Neurocrine Biosciences from Zimmer Biomet, where he held various positions from February 2009 to November 2017, including most recently, Vice President, Investor Relations and Treasurer and Vice President of Finance for the Americas and Global Product Engines. He began his career with KPMG LLP and is a certified public accountant. Mr. Abernethy earned his B.S. in Accounting and Business Administration from Grace College and an MBA from the University of Chicago.

Eric Benevich was appointed Chief Commercial Officer in May 2015 and is responsible for all aspects of commercial development, marketing and sales of the Neurocrine Biosciences product portfolio. Previously, Mr. Benevich was at Avanir Pharmaceuticals, Inc., from 2005 to 2015, serving most recently as Vice President of Marketing where he was responsible for NUEDEXTA ® and commercialization of their CNS pipeline. Mr. Benevich has over 20 years of experience in the pharmaceutical industry and previously served in various positions of increasing responsibility at Peninsula Pharmaceuticals Inc., Amgen and AstraZeneca in the sales and marketing of drugs such as Enbrel ® , Epogen ® and Prilosec ® . Mr. Benevich has a BBA in International Business from Washington State University.

David W. Boyer was appointed Chief Corporate Affairs Officer in September 2019 and is responsible for patient advocacy and engagement, corporate communications, government relations, and public policy at Neurocrine Biosciences. Mr. Boyer brings nearly 20 years of experience in public affairs, specializing in the life sciences and biopharmaceutical sectors. He joins Neurocrine Biosciences from nine years at BGR Group, where he served as a Principal and the Head of the Health & Lifesciences Practice, leading the firm’s healthcare advocacy, policy and strategy development, and strategic consulting team. During his tenure at BGR Group, Mr. Boyer led public policy, advocacy, and strategic communications initiatives for a wide range of healthcare clients. Prior to joining BGR Group, Mr. Boyer served as Special Assistant to the President for Legislative Affairs under President George W. Bush, Assistant Commissioner for Legislation at the U.S. Food and Drug Administration, and Special Assistant to the Secretary at the U.S. Department of Health and Human Services. In addition to his public service, Mr. Boyer held senior advocacy positions at the Biotechnology Innovation Organization (BIO) and the Pharmaceutical Research and Manufacturers of America (PhRMA). Mr. Boyer holds a B.A. in Government from Georgetown University.

Haig P. Bozigian, Ph.D. was appointed Chief Development Officer in 2013 after having served as Senior Vice President of Pharmaceutical and Preclinical Development. Dr. Bozigian is responsible for all preclinical development, chemistry manufacturing and controls (CMC) and clinical pharmacology, and has led such functions since 2006. Dr. Bozigian joined Neurocrine Biosciences in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for approximately 30 years. Prior to joining Neurocrine Biosciences, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals Corporation and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Julie Cooke was appointed Chief Human Resources Officer in September 2017. She joined Neurocrine Biosciences from the Sanford Burnham Prebys Medical Research Institute where she served as Senior Vice President for Human Resources and was a member of the executive management team. Previously, Ms. Cooke held multiple positions at Life Technologies, including being the human resource partner to the Chief Operating Officer, Division Presidents and Global Function Leads. Prior to Life Technologies, she ran human resources and was a member of the executive management team at SGX Pharmaceuticals. Ms. Cooke began her career at PepsiCo., The Pepsi Bottling Group, and Gateway , where she held positions of increasing responsibility in human resources. She holds a Bachelor of Arts in Economics from Colorado College.

Kyle W. Gano, Ph.D. was appointed Chief Business Development Officer in 2011, and Chief Business Development and Strategy Officer in 2020, and is responsible for all business and corporate development activities, including the management of ongoing collaborations with AbbVie, Mitsubishi Tanabe Pharma, BIAL, Jnana Therapeutics ,Voyager Therapeutics, Xenon Pharmaceuticals and Idorsia Pharmaceuticals Ltd. From 2001 to 2011, Dr. Gano held several positions of increasing responsibility at Neurocrine Biosciences spanning marketing analytics to business development. Dr. Gano received his B.S. in Chemistry from the University of Oregon, B.S. in Biochemistry from the University of Washington, and his Ph.D. in Organic Chemistry and M.B.A in Finance from the University of California, Los Angeles.

Dimitri E. Grigoriadis, Ph.D. was appointed Chief Research Officer in 2013. Dr. Grigoriadis oversees all research functions, including drug discovery, biology and chemistry, and has led such functions since 2006. Dr. Grigoriadis joined Neurocrine Biosciences in 1993, established the pharmacology and drug screening groups and was most recently a Neurocrine Biosciences Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine Biosciences, he was a Senior Scientist in the Neuroscience group at the DuPont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario, Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

Darin M. Lippoldt was appointed Chief Legal Officer and Corporate Secretary in October 2014 and has oversight of all corporate legal matters, intellectual property, and corporate compliance. Prior to joining Neurocrine Biosciences, Mr. Lippoldt served as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Volcano Corporation, a company he joined in 2010. Prior to Volcano, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, Inc. since 2003. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt received a B.B.A. in Finance, an M.A. in International Relations and a J.D. from St. Mary’s University.

Malcolm C. Lloyd-Smith was appointed Chief Regulatory Officer in September 2014 and is responsible for regulatory affairs and quality assurance. Prior to joining Neurocrine Biosciences, Mr. Lloyd-Smith served at Cadence Pharmaceuticals, Inc. as Senior Vice President, Regulatory Affairs, Quality and Clinical from August 2012 to September 2014, and previously as Senior Vice President, Regulatory Affairs and Quality Assurance from August 2008. Mr. Lloyd-Smith served as Vice President and Head of Global Regulatory Affairs for Elan Pharmaceuticals, Inc. from September 2003 to August 2008, after having served in the United Kingdom as its Vice President, International Regulatory Affairs from March 2002 to August 2003. Previously, Mr. Lloyd-Smith served in various positions of increasing responsibility with DuPont Pharmaceuticals in Germany, Switzerland, USA and UK. Mr. Lloyd-Smith holds a B.Sc. in Pharmacology from the University of Leeds and a M.Sc. in Pharmacological Biochemistry from Hatfield Polytechnic.

Eiry W. Roberts, M.D. was appointed Chief Medical Officer in January 2018 and is responsible for all clinical development and medical affairs activities at Neurocrine Biosciences. Dr. Roberts has over 25 years of research and development experience in the pharmaceutical industry across all phases of drug development from research through commercialization in multiple therapeutic areas, including neuroscience, inflammation, oncology and metabolic diseases. She joined Neurocrine Biosciences from Eli Lilly and Company where she had worked since May 1991. During her tenure at Eli Lily and Company Dr. Roberts held various positions of increasing responsibility, including Vice President, Clinical Pharmacology/Managing Director of Chorus a position she held from October 2014 until December 2017 and Vice President of R&D, BioMedicines Business Unit. At Eli Lilly Dr. Roberts was the Chair of the Medical Review Committee, where she was responsible for review and approval of all the integrated clinical plans for molecules in the Lilly portfolio. Dr. Roberts was accountable for early clinical development programs across all therapeutic areas within Lilly, as well as registration for new chemical entities and biproducts in Phase III development. During her time at Lilly, Dr. Roberts established a new therapeutic area, which resulted in the development of five potential novel medicines from Phase I through to approval, with two of them successfully receiving regulatory approval. Dr. Roberts also has extensive leadership and business development experience, including the management of strategic alliances, business partnerships and venture capital collaborations. Dr. Roberts is a physician who trained in pharmacology and medicine in the UK, qualifying from the University of London in 1987. Her post-graduate clinical training was in clinical pharmacology and cardiology at St. Bartholomew’s Hospital and the Royal London Hospital.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Neurocrine Biosciences’ executive officer compensation program for 2019 and certain elements of our 2020 program. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following individuals who are our Named Executive Officers (“NEOs”) for 2019:

•	Chief Executive Officer, Kevin C. Gorman, Ph.D.;
•	Chief Financial Officer, Matthew C. Abernethy;
•	Chief Commercial Officer, Eric Benevich;
•	Chief Development Officer, Haig P. Bozigian, Ph.D.; and
•	Chief Medical Officer, Eiry W. Roberts, M.D.

Executive Summary

Business Overview

As further detailed in the Proxy Summary included in this Proxy Statement, we are a commercial-stage biopharmaceutical company focused on discovering and developing innovative and life-changing treatments for patients with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. We specialize in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. Currently, we are primarily focused on the commercialization of INGREZZA, our first FDA-approved product, in the U.S., which is indicated for the treatment of adults with TD.

In addition to our first marketed product:

•

We receive royalties at tiered percentage rates on any net sales of ORILISSA, which our collaboration partner, AbbVie, received approval for from the FDA in July 2018 and Health Canada in October 2018.

•

We have product candidates in our late-stage clinical pipeline for (1) opicapone for the treatment of Parkinson’s disease, (2) elagolix for the treatment of uterine fibroids and (3) NBIb-1817 (VY-AADC) for the treatment of advanced Parkinson’s disease. Our product candidates for uterine fibroids and advanced Parkinson’s disease are partnered with AbbVie and Voyager, respectively.

•

We have product candidates in our early- and mid-stage clinical pipeline for (1) crinecerfont (NBI-74788) for the treatment of CAH, (2) elagolix for the treatment of PCOS in women and (3) a VMAT2 inhibitor with potential use in the treatment of neurologic and psychiatric disorders. Our product candidate for PCOS is partnered with AbbVie.

Going forward, we expect to augment our product pipeline by acquiring, through license or otherwise, additional drug candidates for R&D and potential commercialization.

2019 and Early 2020 Corporate Performance Highlights

•	In 2019, we continued the successful launch of INGREZZA for the treatment of TD with product revenues of over $750 million.
•	We recorded net income of $37.0 million for 2019.
•

In January 2019, we entered into a strategic collaboration with Voyager focused on the development and commercialization of Voyager’s gene therapy programs, NBIb-1817 (VY-AADC) for Parkinson’s disease and for Friedreich’s ataxia, as well as rights to two programs to be determined. This collaboration combines our expertise in neuroscience, drug development and commercialization with Voyager’s innovative gene therapy programs targeting severe neurological diseases.

•

In the third quarter of 2019, the FDA accepted our new drug application, or NDA, for opicapone for the treatment of Parkinson’s disease with a Prescription Drug User Fee Act, or PDUFA, target action date of April 26, 2020. Also, in the third quarter of 2019, the FDA accepted AbbVie’s NDA for elagolix for the treatment of uterine fibroids with a PDUFA target action date in the second quarter of 2020.

•

In December 2019, we entered into a license and collaboration agreement with Xenon Pharmaceuticals Inc., or Xenon, a clinical-stage biopharmaceutical company. Pursuant to the terms of the agreement, we acquired an exclusive license to NBI-921352 (XEN901), a clinical-stage candidate with potential in epilepsy.

•

In January 2020, we announced a collaboration and optional licensing agreement with Idorsia Pharmaceuticals Ltd, or Idorsia, granting us an option to license ACT-709478, a potent, selective, orally active and brain penetrating T-type calcium channel blocker, in clinical development for the treatment of a rare pediatric epilepsy. The option also includes a research collaboration to discover, identify and develop additional novel T-type calcium channel blockers.

Pay for Performance/At Risk Pay

Our executive officer compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive officer compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to create long-term value. As such, a significant portion of our CEO’s and other executive officers’ compensation is “at-risk,” performance-based compensation, in the form of long-term equity awards that have performance-based vesting criteria or only have value to the executive officer if the Company’s stock price increases, and annual cash incentives that are only earned if we achieve multiple corporate metrics.

With respect to long-term equity awards, the Compensation Committee of our Board of Directors (the “Committee”) annually considers the appropriate mix of equity awards and incorporates performance-based equity awards when it determines that important milestones should form the basis of a performance-based equity award and that such a grant would not promote excessive risk-taking that could adversely impact the Company. The Committee believes that combining such performance-vesting equity awards with time-vesting equity awards complements the performance-vesting equity awards and facilitates a focus on the totality of the Company’s ongoing and future activities as potential contributors to stock price appreciation. For example:

•

In February 2018, based upon an analysis of the Company’s ongoing and future strategic focus and potential upcoming development and commercial milestones, the Committee granted a mix of performance-vesting restricted stock unit (“PRSU”) awards with a three-year performance period, time-vesting stock options and time-vesting restricted stock unit (“RSU”) awards to our NEOs.

•

In February 2019, based upon an analysis of the same factors and considering the performance criteria underlying the PRSU awards granted in 2018, one of which was receiving FDA approval of opicapone, the Committee granted a mix of time-vesting stock options and time-vesting RSU awards to our NEOs, as further described below under “2019 Executive Officer Compensation Decisions—Long-Term Equity Awards.”

•

In February 2020, to further align our executive officers’ financial interests with those of our stockholders, the Committee granted a mix of PRSU awards with a three-year performance period, time-vesting stock options and time-vesting RSU awards to our NEOs, except Dr. Bozigian. The Committee targeted allocating the aggregate value of each NEO’s long-term equity awards 50% to stock options, 25% to RSUs and 25% to PRSUs.

The graphics below illustrate the elements of our CEO’s compensation mix for 2019 and the aggregate compensation mix for 2019 for the other named executive officers as a group. The percentages in the chart below reflect the actual cash incentives paid and the grant-date value of equity awards, in each case as reported in our 2019 Summary Compensation Table.

Annual Cash Incentive 7% Salary 8% Long-Term 85% Short-Term 15% RSUs 21% Options 64% At-Risk 71% Annual Cash Incentive 6% Salary 9% Long-Term 85% Short-Term 15% RSUs 21% Options 64% At-Risk 70%

Our Compensation Practices

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

☑	WHAT WE DO	☒	WHAT WE DON’T DO

✓Heavily weight our executive officer compensation toward “at risk,” performance-based compensation

✓Balance short-term and long-term incentive compensation

✓Use multi-year vesting for all executive officer equity awards

✓Have an incentive compensation recoupment or clawback policy for performance-based cash and equity incentives

✓Structure our executive officer compensation program to minimize inappropriate risk-taking and encourage appropriate risk-taking

✓Cap annual cash incentives at a maximum payout amount

✓Select peer companies that we compete with for executive officer talent, have a similar business and are of similar size as us, and review their pay practices

✓Solicit advice from the Committee’s independent compensation consultant

✓Have meaningful stock ownership guidelines for executive officers

✓Hold annual say-on-pay advisory vote

ûProvide guaranteed bonuses or base salary increases

ûAllow for the repricing of stock options without stockholder approval

ûPay dividends or dividend equivalents on unearned shares

ûPermit hedging or other forms of speculative transactions by employees or directors

ûPermit pledging by employees or directors

ûProvide single-trigger change in control benefits

ûInclude gross-ups in new executive employment agreements or change-in-control arrangements

ûProvide excessive perquisites to our executive officers

ûProvide retirement or pension benefits to our executive officers that are not available to employees generally

Role of the Compensation Committee

As discussed in greater detail below, the Committee takes into consideration a peer group, survey data and advice from an independent compensation consultant when setting the compensation philosophy and compensation structure for the Company. The Committee’s complete roles and responsibilities are set forth in a written charter, which was adopted by the Board of Directors and is available at www.neurocrine.com. Some of the significant roles and responsibilities of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;
•

reviewing and approving corporate goals and objectives relating to the compensation of the Company’s employees, including executive officers, and evaluating the performance of the Company, and its executive officers, in light of these corporate goals and objectives;

•	reviewing and approving compensation for all executive officers, including perquisite benefits, if any;
•	reviewing and approving all employment and severance agreements for executive officers;
•	reviewing and approving all promotions to executive officer positions and the hiring of all new executive officers;
•	reviewing director compensation by taking into consideration peer group data and advice from an independent compensation consultant, and making recommendations to the Board of Directors;
•

reviewing and approving guidelines for salaries, merit salary increases, cash incentive payments, stock-based grants and performance-based stock grants for all non-executive officer employees of the Company;

•	reviewing and approving equity grants to non-employees of the Company, if any;
•	reviewing and approving equity and incentive plans, including amendments or modifications to such equity and incentive plans;
•	administering the Company’s equity and incentive plans and employee pension and benefit plans;
•	reviewing and taking into consideration stockholder feedback regarding compensation matters, including our annual “say-on-pay” vote;
•	retaining independent compensation consultants and advisors when appropriate to advise the Committee on compensation policies and plans;

•	complying with requirements established by the SEC, assessing the risks arising from the Company’s compensation policies and taking any actions required as a result thereof;
•	reviewing executive officer and director compliance with our Stock Ownership Guidelines; and
•	preparing and approving the Compensation Discussion and Analysis to be included as part of the Company’s annual proxy statement.

Committee Actions in Connection with Say-on-Pay Vote

Our Committee is committed to ensuring that our executive officer compensation program is effective and aligned with our stockholders’ interests and concerns. Accordingly, a critical component of our Committee’s process has been to continue:

•	reviewing emerging compensation “best practices” in the U.S., with a focus toward companies of similar size, market capitalization and revenues; and
•	soliciting advice from our Committee’s independent compensation consultant.

In 2019, we sought a say-on-pay advisory vote from our stockholders regarding our executive officer compensation program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executive officers.

2019 Say-on-Pay Voting Results 97%

Given the significant level of stockholder support, the Committee concluded that:

✓our executive officer compensation program continues to align executive officer pay with stockholder interests;

✓our executive officer compensation program provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executive officers;

✓no significant changes to our programs are necessary; and

✓the Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the NEOs and executive officers.

Following our 2019 annual meeting, we contacted stockholders representing over 70% of our outstanding shares and met with stockholders representing approximately 35% of our outstanding shares in order to solicit feedback on a variety of topics, including corporate governance and executive compensation practices. Overall, stockholders expressed strong support for our current corporate governance and executive compensation practices. We are pleased with our say-on-pay advisory vote results and stockholder feedback, and we will continue to engage with our stockholders to ensure alignment between our executive officer compensation program and our stockholders’ interests.

Compensation Philosophy

We believe that in order to create value for our stockholders, it is critical to attract, motivate and retain key executive officer talent by providing competitive compensation packages. Accordingly, we design our executive officer compensation programs to:

ATTRACT, DEVELOP & RETAIN executive officers with the skills and expertise to execute our business plans within the highly competitive life sciences industry	MOTIVATE & REWARD executives fairly over time for actions consistent with creating long-term stockholder value	MAXIMIZE stockholder value via an appropriate blend of short-term and long-term incentives

Our compensation philosophy for executive officers provides that cash compensation should be structured such that at least one-third of each executive officer’s total cash compensation, consisting of base salary and target cash incentives, is at risk and dependent upon the Company’s achievement of specific corporate metrics that drive stockholder value. Non-cash long-term equity compensation for executive officers is generally a combination of performance-based and time-based vesting, and is designed to motivate executive officers to increase long-term stockholder value as well as reward and retain key employees.

Overall Compensation Determination Process

The implementation of the compensation philosophy is carried out under the supervision of the Committee. The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee. Management, under guidelines and procedures approved by the Committee, determines the compensation of our non-executive officer employees.

In the early part of each year, the Committee deliberates and makes decisions regarding the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our executive officers, including our Chief Executive Officer, for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. In setting compensation for our other NEOs, the Committee solicits the input of our Chief Executive Officer, who recommends to the Committee the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our NEOs for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. The Committee remains solely responsible for making the final decisions on compensation for all of our NEOs. Our NEOs, including our Chief Executive Officer, are not present during discussions of their respective compensation packages nor do they participate in approving any portion of their own or other NEO compensation packages.

The Committee considers a variety of factors, as described below, which may vary from year to year, to set the compensation of our NEOs at levels that the Committee considers to be competitive and appropriate for each NEO, using the Committee’s professional experience and judgment:

✓	Market data from the independent compensation consultant
✓	Chief Executive Officer’s recommendations (other than for himself), based on direct knowledge of NEO performance and his extensive industry experience
✓	Independent compensation consultant recommendations
✓	Internal pay equity among individuals and positions
✓	Criticality and scope of job function
✓	Retention risk
✓	Company performance
✓	Individual performance
✓	Total targeted and historical compensation
✓	Any other factors the Committee determines appropriate

In addition, during the first quarter of the year, Company-wide performance goals for the then current year are finalized by the Committee and the Board of Directors, and progress against these goals is reviewed at meetings throughout the year. Later in the year, the Committee reviews the Company’s compensation philosophy, policies and procedures. Committee meetings in the fourth quarter of the year generally focus on Company goal achievement, selection of the peer group for the following year and executive officer performance.

Compensation Consultant

The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee to provide the Committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. The Committee elected to continue with Radford, which is part of the Rewards Solutions practice at Aon plc, as a third-party compensation consultant to assist the Committee in establishing 2019 and 2020 overall compensation levels. Radford conducted analyses and provided advice on, among other things, the appropriate peer group, executive officer compensation for our executive officers and compensation trends in the life sciences industry.

In weighing its recommendations for executive officer compensation for the fiscal year 2019, the Committee directed Radford to advise the Committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Radford provided the Committee with the following services with respect to 2019 compensation decisions:

•	carried out a comprehensive review of our peer group for use in making 2019 executive officer compensation decisions;
•	provided compensation data for the peer group and relevant executive officer pay survey data and an analysis of the compensation of the Company’s executive officers as compared to this market data;
•	provided a competitive assessment of, and comparison to, incentive design and executive officer pay program structure based on peer group data;
•	conducted a comprehensive pay for performance assessment;
•	provided recommendations regarding the annual cash incentive and long-term equity incentive program design for 2019;
•	assisted the Committee with the design of 2019 pay programs consistent with the Company’s business strategy and pay philosophy;
•	provided background information and data for 2019 adjustments to the Company’s executive officer compensation program consistent with good governance practices and the Company’s objectives; and
•	prepared an analysis of the Board of Directors’ 2019 compensation program.

The Committee annually assesses whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to the Company by Radford; (ii) the amount of fees the Company paid to Radford as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee and (vi) any stock of the Company owned by Radford or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Company have not created any conflict of interest.

Competitive Assessment of Compensation—Peer Group and Market Data

2019 Peer Group. When developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2019, Radford reexamined our compensation philosophy and peer group and recommended changes to our 2018 peer group company list to reflect our growth, market capitalization and the stage of our commercial development. Radford suggested biopharmaceutical companies that were primarily recently commercial companies with revenue generally between $200 million and $1.5 billion, had market capitalizations of approximately one half (0.5x) to two-and-a-half (2.5x) our market capitalization at the time (resulting in a range of between $4 billion to $25 billion in market capitalization) and had headcounts of up to 2,000 employees. As a result of the growth in revenue, market capitalization and headcount that we experienced from when our 2018 peer group was determined, there was a change to the criteria used to determine our 2019 peer group, as compared to the criteria used to determine our 2018 peer group.

Based on these criteria, for 2019 Radford recommended, and our Committee approved, the following peer group:

Agios Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	Alkermes plc
Alnylam Pharmaceuticals, Inc.	BeiGene, Ltd.	BioMarin Pharmaceuticals, Inc.
bluebird bio, Inc.	Exelixis, Inc.	Incyte Corporation
Intercept Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Nektar Therapeutics	Sage Therapeutics, Inc.	Sarepta Therapeutics, Inc.
Seattle Genetics, Inc.	Ultragenyx Pharmaceutical Inc.	United Therapeutics Corporation

The 2019 peer group reflects the following changes from our 2018 peer group, all of which were recommended by Radford and approved by our Committee: (i) the removal of the following companies: ACADIA Pharmaceuticals, Inc., Clovis Oncology, Inc., Halozyme Therapeutics, Inc., Ironwood Pharmaceuticals, Inc., Juno Therapeutics, Inc., Portola Pharmaceuticals, Inc., Puma Biotechnology, Inc., TESARO, Inc., and The Medicines Company, which no longer meet the criteria above or were acquired since the 2018 peer group had been approved and (ii) the addition of the following companies, which met the criteria above: Alexion Pharmaceuticals, Inc., Alkermes plc, BeiGene, Ltd., BioMarin Pharmaceuticals, Inc., Incyte Corporation, Intercept Pharmaceuticals, Inc., Jazz Pharmaceuticals plc, Sage Therapeutics, Inc., and United Therapeutics Corporation.

In determining executive officer compensation for 2019, the Committee reviewed data from this group of peer companies. At the time of approval of our 2019 peer group, our Company was approximately in the 78th percentile of the peer group for market capitalization and in the 40th percentile of the peer group for revenue.

2019 Market Data. In early 2019, Radford completed an assessment of executive officer compensation based on the 2019 peer group to inform the Committee’s determinations of executive officer compensation for 2019. The data for this assessment was compiled from multiple sources, including: (i) the 2019 peer group companies’ publicly disclosed information, or public peer data and (ii) data from public biotechnology and pharmaceutical companies in the 2018 Radford Global Life Sciences Survey that had market values between $4 billion and $25 billion, or the general survey data. The components of this data were based on the availability of sufficient comparative data for an executive officer’s position. The general survey data and the public peer data, collectively referred to in this proxy statement together as market data, were reviewed by the Committee, with the assistance of Radford, and used as one reference point, in addition to other factors, in setting our executive officers’ compensation.

Use of 2019 Market Data. The Committee generally reviews target total direct compensation, comprising both target cash compensation and equity compensation, against the market data described above primarily to ensure that our executive officer compensation program as a whole is positioned competitively to attract and retain the highest caliber executive officers and that the total direct compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. The Committee does not have a specific target compensation level for the NEOs; rather, the Committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to target total direct compensation, target total cash compensation (including both base salary and the target annual cash incentive) and equity compensation (valued based on an approximation of grant date fair value). In making compensation determinations, the Committee considers the market data, along with the other factors described above under “Overall Compensation Determination Process”.

2020 Peer Group. In October 2019, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2020, Radford selected primarily recently commercial or commercial biopharmaceutical companies with revenue generally between $200 million and $2.0 billion, market capitalization between $3 billion to $25 billion and employee headcount up to 2,000, reflecting our then-current revenue, market capitalization and headcount.

Based on these criteria, for 2020 Radford recommended, and our Committee approved, the following peer group:

ACADIA Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	Alkermes plc
Alnylam Pharmaceuticals, Inc.	BeiGene, Ltd.	BioMarin Pharmaceuticals, Inc.
bluebird bio, Inc.	Exelixis, Inc.	Incyte Corporation
Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Nektar Therapeutics
Sage Therapeutics, Inc.	Sarepta Therapeutics, Inc.	Seattle Genetics, Inc.
Ultragenyx Pharmaceutical Inc.	United Therapeutics Corporation

The 2020 peer group reflects the following changes from our 2019 peer group, all of which were recommended by Radford and approved by our Committee: (i) the removal of the following companies: Agios Pharmaceuticals, Inc., and Intercept Pharmaceuticals, Inc., which no longer meet the criteria above and (ii) the addition of ACADIA Pharmaceuticals, Inc., which meets the criteria above.

Components of Executive Compensation

The Committee considers each executive officer’s performance, contribution to Company goals, responsibilities, experience, qualifications, and where in the competitive range the executive officer’s compensation compares to the Company’s identified peer group when determining the appropriate compensation for each executive officer. The Committee considers each component of compensation independently and each component in the context of each executive officer’s total compensation. Compensation for our NEOs currently consists of three key elements that are designed to reward performance in a simple and straightforward manner: base salaries, annual performance-based cash incentives and long-term equity awards, which generally include RSUs and stock options, which both vest based on continued service over time, and in some years include PRSUs, which vest upon achievement of key corporate metrics that we believe will create stockholder value. The purpose and key characteristics of each of these elements are summarized below.

Compensation Element	Purpose of This Element	Key Characteristics
Base Salary

Designed to compensate competitively at levels necessary to attract and retain qualified executive officers in the life sciences industry; generally based on the scope of each executive officer’s responsibilities, as well as his/her qualifications, breadth of experience, performance record and depth of applicable functional expertise; established and adjusted to be appropriate as compared to the applicable market data, enabling the Company to attract, motivate, reward and retain highly skilled executive officers; gives executive officers a degree of certainty in light of having a majority of their compensation at risk.

Fixed compensation where year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within our industry, and any average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period.

In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Although adjustments may also be made during the year for special circumstances, no mid-year adjustments have been made in the past five years.

Annual Cash Incentives

Motivates executive officers to achieve our short-term strategic plan and milestones that are designed to drive long-term growth and performance while providing flexibility to respond to opportunities and changing market conditions.

Annual cash award opportunity based on corporate performance compared to pre-established corporate goals with pre-established target and maximum payout opportunities for each executive officer.

The cash incentive program, including corporate goals and target payouts, are reviewed and approved by the Committee annually and may include individual performance targets for each executive officer. The corporate goals are prepared in an interactive process between management and the Committee based on the Company’s business plan and budget for the year. Cash incentive payments are linked to the attainment of overall corporate goals and the individual performance of each executive officer, or other factors the Committee determines appropriate.

Long-Term Equity Incentives (RSUs)

Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term; creates an ownership culture; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility impacts our stock price; directly motivates an executive officer to maximize long-term stockholder value and serve as an effective tool for incentivizing and retaining those executive officers who are most responsible for influencing stockholder value.

RSUs generally vest on an annual basis, ratably over four years subject to executive officer’s continued service; the ultimate value realized varies with our common stock price.

Long-Term Equity Incentives (Stock Options)	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long-term and creates an ownership culture.

Stock options with an exercise price equal to the fair market value on the date of grant generally vesting monthly over four years subject to executive officer’s continued service; the ultimate realizable value, if any, depends on the appreciation of our common stock price from the date of grant. The Committee views stock options as performance-based compensation, as stock options provide a return to our executive officers only if the market price of our common shares appreciates over the stock option term.

Long-Term Equity Incentives (PRSUs)

Creates a strong link to the Company’s long-term performance, creates an ownership culture and closely aligns the interests of our executive officers with those of our stockholders because the value that the grants deliver are directly dependent on our performance goal attainment.

PRSUs only vest upon achievement of objectively measurable performance goals tied to our business strategy that focus executive officers on achieving these long-term Company performance goals and increasing stockholder value.

We determined not to grant PRSUs to our executive officers in 2019; however, in February 2020, the Committee granted PRSUs to our executive officers, as further described below under “2020 Named Executive Officer Compensation Decisions – Long-Term Equity Awards.”

Other Compensation

Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers; certain additional benefits reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and allow the executive officers to realize the full benefit of the other elements of compensation we provide.

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance and eligibility to participate in the Company’s employee stock purchase plan. Additional benefits include disability insurance premiums, an annual physical examination and financial planning services.

The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees are eligible to receive basic matching contributions from the Company that vest annually over three years from date of hire.

Severance and Change in Control Benefits

Serves our retention objectives by helping our executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company.

Provides protection in the event of a termination of employment under specified circumstances, including following a change in control of the Company as described below under “Potential Payments Upon Termination or Change-in-Control”.

Compensation components for executive officers in the event of a termination by the Company without cause or termination by the executive officer due to constructive termination within six months after the consummation of a change in control include payments for accrued annual base salary, a cash compensation payment, cash compensation for the value of all outstanding stock awards, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. Eligibility for these benefits requires a signed release agreement by the executive officer.

Certain individuals whose offer letters were first entered into or amended in or before 2007, including Dr. Gorman and Dr. Bozigian, are entitled to tax gross-ups in the event of certain levels of payments they may receive upon a change in control. We have not entered into any new change in control gross-ups for executive officers since 2007, nor does the Company intend to enter into any new agreements containing such gross-ups. Accordingly, Mr. Benevich’s, Mr. Abernethy’s and Dr. Roberts’ employment agreements do not provide for such tax gross-ups.

2019 and Early 2020 Named Executive Officer Compensation Decisions

2019 Base Salary Decisions

In February 2019, our Committee reviewed and determined the 2019 base salaries for each of the NEOs as set forth in the table below, effective January 1, 2019. In making these 2019 decisions, the Committee considered the Company’s performance in 2018, market data for each individual NEO’s position, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments, anticipated role and responsibilities for the coming year, along with the other factors described under “Overall Compensation Determination Process” set forth above. Specifically, the Committee determined that the increases reflected in the table below were appropriate due to (i) the Company’s performance in 2018, (ii) the adjustments made to our peer group for 2019, which resulted in shifts in median salaries for similarly situated executives and (iii) our NEOs’ experience, job criticality and performance. Although the Committee does not have a specific target compensation level for each NEO, the NEOs’ salaries are generally within the 25th to 50th percentiles of the market data, with the exception of Dr. Roberts, whose base salary is at approximately the 75th percentile. In determining Dr. Roberts’ 2019 base salary, our Committee considered, in addition to the aforementioned factors, Dr. Roberts’ historical salary levels, her anticipated responsibilities for the coming year and the critical importance of incentivizing her to assume the role of our Chief Medical Officer.

Named Executive Officer	2019 Base Salary	% Change from 2018 Base Salary
Kevin C. Gorman, Ph.D.	$725,000	7.4%
Matthew C. Abernethy	$495,600	18.0%
Eric Benevich	$467,200	8.0%
Haig P. Bozigian, Ph.D.	$461,500	5.0%
Eiry W. Roberts, M.D.	$538,200	3.5%

2019 Annual Cash Incentives

In February 2019, the Committee approved the Company’s executive officer cash incentive target percentages and performance goals for 2019. The table below sets forth the targets for our Chief Executive Officer and other NEOs for 2019. After considering market data for each NEO’s position, no changes were made to the target percentages of our NEOs who were employed with us in 2018, except with respect to our Chief Executive Officer, whose target percentage was increased from 70% to 80% to place a greater amount of focus on at-risk pay and to align more closely with the 50th percentile of the market data. The target percentage is paid as a percentage of such executive officer’s base salary. For example, if 100% of the Company’s corporate goals for 2019 are achieved, this would yield our Chief Executive Officer a cash incentive award of 80% of his 2019 base salary.

Executive Officer	Target Percentage of Base Salary
Chief Executive Officer	80%
All Other Executive Officers	50%

In February 2019, the Committee established the corporate goals described below. Our objective corporate goals are directly aligned with our specific strategic goals, including advancing our development programs, our research function, our clinical activities, commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders. The Board of Directors and the Committee did not assign specific relative weightings to the goals for 2019. Overall corporate goal achievement for 2019, and thus maximum bonus payout, was capped at 120% of target. In February 2020, the Committee evaluated the accomplishments and performance of the Company against such corporate goals. After its consideration of the Company’s performance, as more specifically described below, the Committee rated our 2019 corporate achievement at 115% of our 2019 corporate goals.

Corporate Goal	Targets	Target Achievements	Overall Goal Achievement
Maximize medical and economic value of INGREZZA®	•Meet sales forecast	Exceed	Achieved
	•Initiate HD pivotal program	Achieved
	•Implement investigator initiated trials to better understand the scientific potential of valbenazine	Not achieved
Execute significant business development transactions	•Execute significant business development transactions	Exceed (Voyager, Xenon and Idorsia)	Exceed
Advance and expand clinical pipeline	•Advance CAH programs in adults and adolescents	Achieved	Partial achievement

	•Advance an additional compound into clinical trials	Not Achieved
Submit NDA for opicapone in Q2	•Submit NDA for opicapone in Q2	Achieved	Achieved
Fully staff and integrate Gene Therapy team	•Define regulatory pathway for NBIb-1817	Achieved	Partial Achievement
	•Start IND enabling studies for Friedreich’s Ataxia	Not achieved
Stay on budget for both operations and cash burn	•Stay on budget for both operations and cash burn	Achieved	Achieved
	2019 Corporate Achievement Percentage:		115%

In February 2020, after making these determinations regarding level of corporate performance achieved against the pre-established performance goals, the Committee reviewed and approved corporate cash incentives as set forth in the table below. The Committee may, in its sole discretion, eliminate any individual cash incentive, or reduce or increase the amount of compensation payable with respect to any individual cash incentive. The Committee exercised its discretion to increase the amount of the individual cash incentive with respect to Mr. Benevich for 2019 by paying his cash incentive at the rate noted below, rather than 115%, due to his significant individual performance related to the achievement of the corporate goals and his individual goals. Specifically, the Committee recognized Mr. Benevich’s contributions to exceeding our sales forecast.

	2019 Target Annual Cash Incentive		2019 Actual Annual Cash Incentive Paid
Named Executive Officer	% of Base Salary	$	% of Target Annual Cash Incentive	$
Kevin C. Gorman, Ph.D.	80%	$580,000	115%	$667,000
Matthew C. Abernethy	50%	$247,800	115%	$284,970
Eric Benevich	50%	$233,600	120%	$280,320
Haig P. Bozigian, Ph.D.	50%	$230,750	115%	$265,363
Eiry W. Roberts, M.D.	50%	$269,100	115%	$309,465

2020 Base Salary and Annual Cash Incentive Decisions

In February 2020, our Committee reviewed and determined the 2020 base salaries and target bonus percentages for each of the NEOs as set forth in the table below. The target bonus percentages for our NEOs remained the same, with the exception of Dr. Gorman’s, which was increased from 80% to 100%.

Named Executive Officer	2020 Base Salary	2020 Target Percentage of Base Salary
Kevin C. Gorman, Ph.D.	$775,000	100%
Matthew C. Abernethy	$545,200	50%
Eric Benevich	$499,900	50%
Haig P. Bozigian, Ph.D.	$484,600	50%
Eiry W. Roberts, M.D.	$575,900	50%

2019 Long-Term Equity Awards

Size of 2019 Equity Awards. In determining the size of the total equity compensation opportunity in 2019, the Committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;
•

focused a larger portion of total direct compensation in the form of long-term equity awards intended to drive long-term differentiated value relative to our peers and maximize long-term stockholder value; and

•	considered the recommendations of Dr. Gorman for the other NEOs.

2019 Equity Award Mix. The Committee determined that the aggregate value of the long-term equity awards granted to the NEOs on February 7, 2019 should be allocated 75% to stock options and 25% to time-vesting RSU grants, as set forth in the Grants of Plan-Based Awards Table. The Committee determined these two types of equity awards provided the appropriate balance of long-term incentives for our executive officers in 2019. Specifically, RSUs that vest over time provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to our stockholder value. It is the Committee’s view that stock options are inherently performance oriented because the executive officer realizes no value from stock options unless and until the Company’s stock price increases over the strike price. The Committee believes it is important to evaluate the equity award mix each year to determine what types of equity awards should be granted and incorporates performance-based equity awards when it determines that important milestones should form the basis of a performance-based equity grant and that such a grant would not promote excessive risk taking that could adversely impact the Company or its research, development or commercialization of pharmaceutical products.

2019 Equity Award Vesting Criteria. The Committee determined with respect to the February 7, 2019 equity grants that the use of both stock options, which vest in equal monthly installments over a four-year period, and RSUs, which vest in equal annual installments over a four-year period, were the appropriate time-vesting equity compensation vehicles to use. The Committee and Board of Directors believe that these long-term equity awards closely align stockholder and management interests.

2020 Long-Term Equity Awards

2020 Equity Award Mix. In February 2020, our Committee granted long-term equity awards to our NEOs, except Dr. Bozigian, in the form of stock options, RSUs and PRSUs. The Committee targeted allocating the aggregate value of each NEO’s long-term equity awards 50% to stock options, 25% to RSUs and 25% to PRSUs.

2020 Equity Award Vesting Criteria. The Committee determined that the February 2020 equity grants vest as follows: (i) the stock options vest in equal monthly installments over a four-year period; (ii) the RSUs vest in equal annual installments over a four-year period; and (iii) the PRSUs vest based on objectively measurable performance goals that focus executive officers on achieving longer-term Company performance goals that are key to our business strategy and increasing stockholder value. The Committee determined that these three types of equity awards provided the appropriate balance of long-term and performance-based incentives for our executive officers.

Specifically, the PRSUs vest on the date, or dates, that the Committee determines achievement of two underlying performance goals, which must occur before December 31, 2022. Such goals relate to (i) specific metrics related to the commercialization of INGREZZA and (ii) specific metrics regarding the advancement and enhancement of our product candidate pipeline, each within the three-year performance period commencing on January 1, 2020 and ending on December 31, 2022. The actual number of units subject to the PRSUs will be determined based on level of achievement of such goals, with minimum, target, and maximum levels specified.

Retirement Benefits

The Company’s matching contribution to the 401(k) Plan for 2019 was 100% of eligible participant contributions, subject to applicable federal limits. Our NEOs are eligible for these benefits on the same basis as our other employees. The Company made no additional discretionary contributions to the 401(k) Plan in 2019.

Equity Ownership Guidelines

Since 2014, we have maintained equity ownership guidelines for our executive officers. The Committee amended these guidelines in November 2018 to increase the guideline for our Chief Executive Officer from three to six times his base salary. The equity ownership guidelines are designed to further align the interests of the executive officers with those of our stockholders by ensuring that our executive officers have a meaningful financial stake in the Company’s long-term success. The equity ownership guidelines establish a minimum equity ownership level by position, with such values determined based on the value of our common stock owned by such persons as of certain measurement dates. All shares directly or beneficially owned by the executive officer, including the net exercisable value of outstanding vested stock options (where the market price of our common stock exceeds the strike price of such option) are included in determining the value of equity owned under our equity ownership guidelines. The equity ownership requirements are as follows:

Chief Executive Officer	6 times base salary
All other executive officers	1 times base salary

New executive officers are granted a five-year period to reach the equity ownership requirements set forth in the guidelines and are expected to make annual progress toward the equity ownership requirements during this five-year period. When an executive officer does not meet the equity ownership requirements set forth in the guidelines, he/she is restricted from selling any held shares until such requirements are met. Additionally, should an executive officer who does not meet the equity ownership requirements choose to exercise a stock option or vest in any RSUs, he or she is required to retain all shares acquired through those transactions, aside from any shares necessary to fulfill such transaction related tax obligations, until full compliance with the equity ownership guidelines is attained.

Annual compliance with the equity ownership guidelines is assessed during the first quarter of each year. As of March 2, 2020, each of our executive officers is in compliance with the equity ownership guidelines.

Equity Trading Policies and Procedures

The Company has policies and procedures in place that prohibit direct or indirect participation by employees and directors of the Company in transactions involving trading activities in Company common stock which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such prohibited activities would include the purchase of put or call options, or the writing of such options as well as short sales, hedging transactions such as “cashless” collars, forward sales, equity swaps and other related arrangement which may indirectly involve short-sale and any other transactions designed for profit from short-term movement in the Company’s stock price. In addition, no officer, director or employee of the Company may margin, or make any offer to margin, any Company common stock, including without limitation, borrowing against such stock, at any time.

To the Company’s knowledge, there were no transactions involving hedging, pledging or margining Company common stock during 2019, nor were there any such transactions as of the Record Date.

The Company also requires directors and executive officers to complete all equity related open-market purchase and sale transactions via a 10b5-1 plan. The 10b5-1 plans typically cover, among other transactions, direct sales and purchases of Company stock, as well as same-day-sales related to option exercises and sales of stock for tax payments upon the vesting of restricted stock units. All 10b5-1 plans are required to have a waiting period from the election date to the date of the first transaction. Additionally, Company policy restricts the executive officers from making certain changes to 10b5-1 trading plan subsequent to adoption of the plan.

Compensation Recoupment Policy

In February 2017, we adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event that (i) we are required to prepare an accounting restatement for any fiscal quarter or year due to our material noncompliance with any financial reporting requirement and (ii) it is determined that misconduct contributed to the noncompliance that resulted in the obligation to restate our financial statements, we may take action to recover from any officer whose misconduct contributed to the noncompliance which resulted in the obligation to restate our financial statements, the incentive compensation, including cash and equity, that was paid or vested to such officer during the twelve-month period preceding the restatement obligation. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.

Tax Considerations

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Committee will continue to consider tax implications as one factor in determining executive officer compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive officer compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Internal Revenue Code Section 409A

Section 409A governs deferred compensation arrangements. The Committee structures our deferred compensation programs with the assistance of our external counsel to be exempt from, or compliant with, Section 409A.

Accounting Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Committee considers in determining the structure and size of our executive officer compensation programs.

Risk Analysis of Our Compensation Program

Our Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained, long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2017, 2018 and 2019 to the NEOs named below.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin C. Gorman, Ph.D.	2017	$640,000	$515,200	$4,929,898	$1,426,920	$44,356	$7,556,374
Chief Executive Officer	2018	$675,000	$425,250	$4,486,852	$2,998,832	$47,045	$8,632,979
	2019	$725,000	$667,000	$6,000,525	$2,000,071	$58,230	$9,450,826

Matthew C. Abernethy	2017	$38,231	$20,071	$2,416,800	$920,000	$394,190	$3,789,292
Chief Financial Officer	2018	$420,000	$199,500	$—	$1,996,506	$69,741	$2,685,747
	2019	$495,600	$284,970	$3,750,345	$1,250,035	$42,170	$5,823,120

Eric Benevich	2017	$410,000	$246,000	$1,825,536	$458,344	$37,722	$2,977,602
Chief Commercial Officer	2018	$432,600	$205,485	$1,496,335	$1,499,417	$38,768	$3,672,605
	2019	$467,200	$280,320	$3,750,345	$1,250,035	$45,547	$5,793,447

Haig P. Bozigian, Ph.D.	2017	$408,800	$235,060	$1,825,536	$458,344	$41,694	$2,969,434
Chief Development Officer	2018	$439,500	$197,775	$1,309,024	$1,003,685	$43,822	$2,993,806
	2019	$461,500	$265,363	$3,000,285	$1,000,076	$53,772	$4,780,996

Eiry W. Roberts, M.D.	2018	$490,700	$220,800	$2,863,700	$4,053,869	$671,554	$8,300,623
Chief Medical Officer	2019	$538,200	$309,465	$3,000,285	$1,000,076	$51,889	$4,899,915

(1)	The titles and capacities set forth in the table above are as of December 31, 2019.
(2)

Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s). Bonuses are awarded pursuant to a bonus program.

(3)

The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 7, 2020. The grant date fair values of option awards for 2017, 2018 and 2019 (other than Mr. Abernethy’s 2017 option award and Dr. Roberts’ 2018 new hire award) are based on per share Black-Scholes values of $23.77, $43.06 and $45.00 respectively. Mr. Abernethy’s 2017 option awards are based on per share Black-Scholes value of $40.28 and Dr. Roberts’ new hire option awards are based on per share Black-Scholes value of $40.91.

(4)

Stock awards consist of restricted stock units and performance restricted stock units and may be subject to deferred delivery arrangements. The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 7, 2020. The fair values of restricted stock units granted in 2017, 2018 and 2019 are based on the Company’s closing market price per share on the grant date, which was $43.24 for all 2017 grants (other than Mr. Abernethy’s grant, for which it was $73.60), which was $81.49 for all 2018 grants (other than Dr. Roberts’ new hire grant, for which it was $77.81) and which was $81.05 for all 2019 grants.

(5)	Includes all other compensation as described in the table below.

All Other Compensation Table

Name	Year	401(k) Employer Match	Insurance Premiums (1)	Inducement Payments	Relocation Expense	Total Other
Kevin C. Gorman, Ph.D.	2017	$7,950	$36,406	$—	$—	$44,356
	2018	$8,250	$38,795	$—	$—	$47,045
	2019	$16,800	$41,430	$—	$—	$58,230

Matthew C. Abernethy	2017	$—	$2,190	$180,000	$212,000	$394,190
	2018	$8,250	$27,817	$—	$33,674	$69,741
	2019	$16,800	$25,370	$—	$—	$42,170

Eric Benevich.	2017	$7,950	$29,772	$—	$—	$37,722
	2018	$8,250	$30,518	$—	$—	$38,768
	2019	$16,800	$28,747	$—	$—	$45,547

Haig P. Bozigian, Ph.D.	2017	$7,950	$33,744	$—	$—	$41,694
	2018	$8,250	$35,572	$—	$—	$43,822
	2019	$16,800	$36,972	$—	$—	$53,772

Eiry W. Roberts, M.D.	2018	$8,250	$35,522	$225,000	$402,782	$671,554
	2019	$16,800	$35,089	$—	$—	$51,889

(1)	The amounts in this column represent the costs for medical insurance for Company-wide plans, as well as disability insurance premiums and related tax gross-up amounts.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2019

The following table sets forth certain information regarding plan based-awards granted by the Company during the year ended December 31, 2019 to the NEOs below:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Awards ($/Sh)(1)	Grant Date Fair Value (2)
Kevin C. Gorman, Ph.D.	2/7/2019	24,677		$—	$2,000,071
	2/7/2019		133,345	$81.05	$6,000,525

Matthew C. Abernethy.	2/7/2019	15,423		$—	$1,250,035
	2/7/2019		83,341	$81.05	$3,750,345

Eric Benevich.	2/7/2019	15,423		$—	$1,250,035
	2/7/2019		83,341	$81.05	$3,750,345

Haig P. Bozigian, Ph.D.	2/7/2019	12,339		$—	$1,000,076
	2/7/2019		66,673	$81.05	$3,000,285

Eiry W. Roberts, M.D.	2/7/2019	12,339		$—	$1,000,076
	2/7/2019		66,673	$81.05	$3,000,285

(1)

All options and restricted stock units were granted and approved on the same date with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All option awards are time-based awards, which vest monthly, on a pro-rata basis, over four years and have an option term of ten years. These restricted stock units vest annually, on a pro-rata basis, over a four-year period.

(2)

Reflects the grant date per share Black-Scholes value of $45.00 for option awards and the grant date per share value of $81.05 for restricted stock units, each granted on February 7, 2019 which was calculated in accordance with ASC 718.

Agreements with Named Executive Officers

Kevin C. Gorman,  Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman became Chief Executive Officer and his annual base salary for 2019 is $725,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Matthew C. Abernethy has an employment contract that provides that: (i) Mr. Abernethy will be entitled to receive an initial base salary of $420,000 per year, which was his base salary for 2018, subject to future adjustments (Mr. Abernethy’s annual base salary for 2019 is $495,600); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Abernethy is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) Mr. Abernethy is eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors; (v) Mr. Abernethy received a one-time cash inducement advance in the amount of $180,000, which will be deemed earned when Mr. Abernethy completes two full years of employment with the Company; and (vi) Mr. Abernethy received relocation benefits, including a one-time cash relocation advance in the amount of $140,000.

Eric Benevich has an employment contract that provides that: (i) Mr. Benevich will serve as the Company’s Chief Commercial Officer commencing on May 26, 2015 at an initial annual salary of $365,000, subject to annual adjustment by the Board of Directors (Mr. Benevich’s annual base salary for 2019 is $467,200); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Benevich is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Mr. Benevich is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Haig P. Bozigian, Ph.D. has an employment contract that provides that: (i) Dr. Bozigian will serve as the Company’s Senior Vice President, Pharmaceutical and Preclinical Development commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (Dr. Bozigian’s annual base salary for 2019 is $461,500); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Bozigian is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Bozigian is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Eiry W. Roberts, M.D. has an employment contract that provides that: (i) Dr. Roberts will serve as the Company’s Chief Medical Officer commencing on January 8, 2018 at an initial annual salary of $520,000, subject to annual adjustment by the Board of Directors (Dr. Roberts’ annual base salary for 2019 is $538,200); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Roberts is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) Dr. Roberts is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors; (v) Dr. Roberts received a one-time cash inducement advance in the amount of $225,000, which will be deemed earned when Dr. Roberts completes two full years of employment with the Company; and (vi) Dr. Roberts received relocation benefits, including a one-time cash relocation advance in the amount of $220,000.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth the outstanding equity awards held by the NEOs at December 31, 2019.

	Option Awards
Name	Award Grant and Commencement of Vesting Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin C. Gorman, Ph.D.	1/12/2012	143,449	—	—	$8.66	1/12/2022	(2)	—		—	—
	1/10/2013	164,801	—	—	$8.65	1/10/2023	(2)	—		—	—
	1/16/2014	167,858	—	—	$19.59	1/16/2024	(2)	—		—	—
	2/3/2015	146,105	—	—	$32.99	2/3/2025	(2)	—		—	—
	2/5/2016	104,552	4,548	—	$35.99	2/5/2026	(2)	41,500	(3)	618,068	3,842,768
	2/6/2017	146,905	60,495	—	$43.24	2/6/2027	(2)	16,500	(4)	1,773,585	—
	2/5/2018	47,758	56,442	—	$81.49	2/5/2028	(2)	32,200	(5)	1,483,362	1,977,816
	2/7/2019	27,780	105,565	—	$81.05	2/7/2029	(2)	24,677	(4)	2,652,531	—

Matthew C. Abernethy	12/1/2017	30,004	29,996	—	$73.60	12/1/2027	(1)	6,250	(4)	671,813	—
	2/5/2018	—	—	—	—			24,500	(5)	—	2,633,505
	2/7/2019	17,363	65,978	—	$81.05	2/7/2029	(2)	15,423	(4)	1,657,818	—

Eric Benevich.	6/1/2015	60,000	—	—	$41.78	6/1/2025	(1)
	2/5/2016	39,482	1,718	—	$35.99	2/5/2026	(2)	22,675	(3)	233,791	2,203,545
	2/6/2017	54,399	22,401	—	$43.24	2/6/2027	(2)	5,300	(4)	569,697	—
	2/5/2018	15,927	18,823	—	$81.49	2/5/2028	(2)	16,863	(5)	495,851	1,316,753
	2/7/2019	17,363	65,978	—	$81.05	2/7/2029	(2)	15,423	(4)	1,657,818	—

Haig P. Bozigian, Ph.D.	8/25/2011	20,283	—	—	$5.76	8/25/2021	(2)	—		—	—
	1/12/2012	10,906	—	—	$8.66	1/12/2022	(2)	—		—	—
	1/10/2013	8,830	—	—	$8.65	1/10/2023	(2)	—		—	—
	1/16/2014	5,665	—	—	$19.59	1/16/2024	(2)	—		—	—
	2/3/2015	4,812	—	—	$32.99	2/3/2025	(2)	—		—	—
	2/5/2016	9,388	2,022	—	$35.99	2/5/2026	(2)	23,050	(3)	274,100	2,203,545
	2/6/2017	14,400	22,401	—	$43.24	2/6/2027	(2)	5,300	(4)	569,697	—
	2/5/2018	13,933	16,467	—	$81.49	2/5/2028	(2)	16,263	(5)	431,357	1,316,753
	2/7/2019	13,890	52,783	—	$81.05	2/7/2029	(2)	12,339	(4)	1,326,319	—

Eiry W. Roberts, M.D	1/8/2018	33,542	36,458	—	$77.81	1/8/2028	(1)	15,000	(4)	1,612,350	—
	2/5/2018	—	—	—	—			30,650	(5)	—	3,294,569
	2/7/2019	13,890	52,783	—	$81.05	2/7/2029	(2)	12,339	(4)	1,326,319	—

(1)	Vests monthly over four years, subject to an initial one-year “cliff.”
(2)	Vests monthly over four years.
(3)

Consists of 35,750 Performance Restricted Stock Units (PRSUs) for Dr. Gorman and 20,500 PRSUs for each of Mr. Benevich and Dr. Bozigian. These PRSUs would have vested upon the date the Company achieved both (i) obtaining positive clinical trial data for the treatment of Tourette’s syndrome with valbenazine and (ii) FDA acceptance of a NDA for the treatment of Tourette’s syndrome with valbenazine. The PRSUs had a limited term of four years to obtain these goals, and they expired in February 2020. Additionally, Dr. Gorman has 5,750 restricted stock unit (RSU) awards, Mr. Benevich has 2,175 RSUs and Dr. Bozigian has 2,550 RSUs. These RSUs are time-based and vest annually, on a pro-rata basis over four years.

(4)	Vests annually over four years.
(5)

Consists of 18,400 Performance Restricted Stock Units (PRSUs) for Dr. Gorman and 12,250 PRSUs for each of Mr. Abernethy, Mr. Benevich, Dr. Bozigian and Dr. Roberts. A portion of this grant will vest upon FDA approval of opicapone within a specified time period, and the remaining portion of this grant will vest upon achievement of specified revenue milestones within a specified time period. These PRSUs have a limited term of 23 months to achieve the objectives. Mr. Abernethy and Dr. Roberts also had 12,250 PRSUs and 18,400 PRSUs, respectively, that were granted to align them with the PRSU grant that was made to the other executive officers in February 2016. These PRSUs would have vested upon the date the Company achieved both (i) obtaining positive clinical trial data for the treatment of Tourette’s syndrome with valbenazine and (ii) FDA acceptance of a NDA for the treatment of Tourette’s syndrome with valbenazine. These PRSUs expired in February 2020. Additionally, Dr. Gorman has 13,800 restricted stock unit (RSU) awards, Mr. Benevich has 4,613 RSUs and Dr. Bozigian has 4,013 RSUs. These RSUs are time-based and vest annually, on a pro-rata basis over four years.

Option Exercises and Stock Vested During the Year. The following table sets forth the options exercised and stock awards that vested during fiscal 2019 along with their respective values at December 31, 2019 for the NEOs:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Kevin C. Gorman, Ph.D.	83,031	$7,121,642	24,850	$2,157,761
Matthew C. Abernethy	—	$—	3,125	$364,875
Eric Benevich.	—	$—	6,362	$549,499
Haig P. Bozigian, Ph.D.	244,356	$14,744,525	9,287	$808,153
Eiry W. Roberts, M.D.	—	$—	5,000	$422,100

(1)	Information relates to stock option exercises during 2019.
(2)	Information relates to restricted stock units and performance restricted stock units that vested during 2019.
(3)

Calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the exercise price and the market price of the Company’s common stock at the time of exercise.

(4)	Calculated by multiplying the number of shares acquired upon vesting of restricted stock units by the average price of shares sold for purposes of satisfying federal and state income tax liabilities.

Potential Payments Upon Termination or Change-in-Control.  The following tables set forth the potential severance benefits payable to the NEOs in the event of a termination prior to or following a change in control, assuming such event occurred on December 31, 2019:

Potential Payment Upon Termination Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$906,250	$725,000	$62,114	$10,867,177	$49,770	$12,610,311
Matthew C. Abernethy	$495,600	$247,800	$59,565	$1,809,440	$27,240	$2,639,645
Eric Benevich.	$467,200	$233,600	$52,558	$3,231,364	$34,620	$4,019,342
Haig P. Bozigian, Ph.D.	$461,500	$230,750	$47,104	$3,050,572	$37,788	$3,827,714
Eiry W. Roberts, M.D.	$538,200	$269,100	$25,915	$1,829,052	$37,788	$2,700,055

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.
(1)	Based on salary as of December 31, 2019.
(2)	Based on bonus targets established by the Board of Directors for 2019.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $107.49.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Change-in-Control Table*

Name	Severance (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$1,450,000	$1,160,000	$62,114	$20,818,745	$79,632	$23,570,491
Matthew C. Abernethy	$743,400	$ 371,700	$59,565	$7,724,159	$40,860	$8,939,684
Eric Benevich.	$700,800	$ 350,400	$52,558	$8,516,203	$51,930	$9,671,891
Haig P. Bozigian, Ph.D..	$692,250	$ 346,125	$47,104	$9,529,332	$56,682	$10,671,493
Eiry W. Roberts, M.D.	$807,300	$ 403,650	$25,915	$8,710,894	$56,682	$10,004,441

*	Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within a specified time following a change-in-control.
(1)	Based on salary as of December 31, 2019.
(2)	Based on bonus targets established by the Board of Directors for 2019.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $107.49.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Termination by Disability Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$906,250	$725,000	$62,114	$10,867,177	$49,770	$12,610,311
Matthew C. Abernethy	$495,600	$247,800	$59,565	$1,809,440	$27,240	$2,639,645
Eric Benevich.	$467,200	$233,600	$52,558	$3,231,364	$34,620	$4,019,342
Haig P. Bozigian, Ph.D.	$461,500	$230,750	$47,104	$3,050,572	$37,788	$3,827,714
Eiry W. Roberts, M.D.	$538,200	$269,100	$25,915	$1,829,052	$37,788	$2,700,055

*	Reflects a termination due to disability.
(1)	Based on salary as of December 31, 2019.
(2)	Based on bonus targets established by the Board of Directors for 2019.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $107.49.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Kevin C. Gorman, Ph.D.	$580,000	$62,114	$10,867,177	$11,509,291
Matthew C. Abernethy	$247,800	$59,565	$1,809,440	$2,116,805
Eric Benevich.	$233,600	$52,558	$3,231,364	$3,517,522
Haig P. Bozigian, Ph.D.	$230,750	$47,104	$3,050,572	$3,328,426
Eiry W. Roberts, M.D.	$269,100	$25,915	$1,829,052	$2,124,067

*	Reflects a termination due to death.
(1)	Based on bonus targets established by the Board of Directors for 2019.
(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.
(3)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $107.49.

The following is a description of the arrangements under which the NEOs may be entitled to potential payments upon a termination without cause or resignation due to a constructive termination (including following a change-in-control) or upon disability or death. Resignation due to constructive termination may include an executive’s resignation following one or more of the following material adverse changes in the nature of such executive’s employment, as specified in the agreement, which is not cured following notification:

•	a significant reduction in the executive or the executive supervisor’s duties or responsibilities,
•	a material reduction in base salary,

•	material relocation, or
•	material breach of the executive’s employment agreement.

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Abernethy is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Mr. Abernethy is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Mr. Abernethy after a change of control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change of control payment due to Mr. Abernethy would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change of control payments to Mr. Abernethy if, after all applicable taxes, the final payments would be larger than if the change of control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Mr. Abernethy is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Abernethy in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Mr. Abernethy’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Abernethy in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Benevich is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Mr. Benevich is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Mr. Benevich after a change of control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change of control payment due to Mr. Benevich would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change of control payments to Mr. Benevich if, after all applicable taxes, the final payments would be larger than if the change of control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Mr. Benevich is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Mr. Benevich’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Bozigian is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. Bozigian is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Bozigian for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. Bozigian is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Bozigian’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Roberts is entitled to 1.0 times the amount of her annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates her employment without cause, or she resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change of control, Dr. Roberts is entitled to 1.5 times the amount of her annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Dr. Roberts after a change of control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change of control payment due to Dr. Roberts would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change of control payments to Dr. Roberts if, after all applicable taxes, the final payments would be larger than if the change of control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Dr. Roberts is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Roberts in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Roberts’s death, her beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Roberts in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

CEO PAY RATIO

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO, Kevin C. Gorman, Ph.D. (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time and part-time as of December 31, 2019.
•

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s fiscal 2019 base salary (using a reasonable estimate of the hours worked and overtime actually paid during fiscal 2019 for hourly employees and actual salary paid for our remaining employees) and bonuses attributable to fiscal 2019 performance and the grant date fair value of equity awards granted in fiscal 2019 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table.

•	In making this determination, we annualized the base salary and target bonus compensation of employees who were employed by us for less than the entire fiscal year.

For fiscal 2019, the median of the annual total compensation of our employees (other than our CEO) was $257,209 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,450,826. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 37 to 1.

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

In addition to the information above, in order to reflect our employee compensation practices, we have also calculated the annual base salary of our median employee while taking only annual base salary into account, as well as the ratio of the base salary of our CEO as compared to the annual base salary of such median employee. In calculating the annual base salary of our median employee we used the applicable methodology listed above. For fiscal 2019, the median of the annual base salary of our employees (other than our CEO) was $140,000, and the annual base salary of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $725,000. Based on this information, the ratio of the annual base salary of our CEO to the median of the annual base salary of all employees (other than the CEO) was approximately 5 to 1. Neither the Compensation Committee nor our management used this ratio to make compensation decisions.

DIRECTORS COMPENSATION SUMMARY

Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and
•	Compensating directors appropriately and adequately for their time, effort and experience.

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Board or Committee meetings. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity. The equity compensation has historically taken the form of stock options, which we believe motivates the non-employee directors to help us achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

The Board and the Company’s stockholders approved certain annual limits on compensation to be paid to the Company’s non-employee directors, beginning with our 2016 annual meeting of stockholders. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director will not exceed $1,250,000 in total value during any year, measured from our annual meeting of stockholders for a particular year and ending on the date of our annual meeting of stockholders for the subsequent year. In addition, the aggregate value of the initial option grant or other similar stock awards granted under the 2011 Plan or otherwise to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board will not exceed $2,000,000 in total value. These limits are further described in our 2011 Plan. Under our 2011 Plan, the Board has the authority to make exceptions to these limits in extraordinary circumstances, in its discretion, provided that any non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation. No exceptions were made in 2019. The 2020 Plan includes similar limits and does not provide the Board the authority to make exceptions to these limits.

Our Compensation Committee regularly assesses, on at least an annual basis, our non-employee director compensation program in consultation with its independent compensation consultant, who provides analysis and input on prevailing market practices, and recommends any changes to the program to our Board, who ultimately approves non-employee director compensation. On at least an annual basis, qualified experts in the field of non-employee director compensation also deliver a presentation to the Compensation Committee about recent developments and best practices related to non-employee director compensation.

The 2019 compensation for the Company’s non-employee directors was recommended by the Compensation Committee to the Board following the review of a report from Radford, its independent compensation consultant during 2019, which contained an analysis of prevailing market practices regarding levels and types of non-employee director compensation, including the non-employee director compensation practices of our peer group, which is described in the “Compensation Discussion and Analysis” section of this proxy statement, and a comparative assessment of our non-employee director compensation to such peers and market practices. In 2019, the Compensation Committee also received a presentation from Radford about recent developments and best practices related to non-employee directors to inform its analysis of, and recommendations regarding, non-employee director compensation. In 2019, the Board approved an adjustment to cash compensation of the Chair of the Audit Committee to align that position’s cash compensation with the 50th percentile of the market data. In addition, the Board approved a decrease in the number of shares subject to the annual option granted to each non-employee director at the 2019 Annual Meeting of Stockholders and the initial option granted to each non-employee director upon his or her initial election or appointment to the Board.

In formulating its recommendations to the Board for 2019, the Compensation Committee did not engage in benchmarking or targeting compensation to a specific level of the peer group data provided by Radford, but rather used the peer data as a reference point in making non-employee director compensation recommendations. The Compensation Committee determined that the equity awards granted to non-employee directors should consist of stock options rather than time-vesting RSU grants. It is the Compensation Committee’s view that stock options are inherently performance oriented and align the interests of the non-employee directors with those of our stockholders, as the non-employee director realizes no value from stock options unless and until the Company’s stock price increases. Ultimately, the Board set 2019 non-employee director compensation in the forms and amounts it determined to be appropriate using its professional experience and judgment, after careful review of the Radford analysis and the Compensation Committee’s recommendations. Our director compensation for fiscal 2019 is described below.

Non-Employee Director Compensation for Fiscal 2019

Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company. For 2019, directors who are not employees of the Company earned a $50,000 annual cash retainer. The Company provided the Chair of the Board, William H. Rastetter, an additional $30,000, making his total annual cash retainer $87,500, which includes the additional annual cash retainer of $7,500 for Dr. Rastetter’s membership on the Science and Medical Technology Committee. In addition to the cash compensation set forth above, the Chair of the Audit Committee earned an additional $25,000 annual cash retainer, and the Chair of the Compensation Committee earned an additional $20,000 annual cash retainer. The Chair of the Nominating/Corporate Governance Committee earned an additional $10,000 annual cash retainer, and the Chair of the Science and Medical Technology Committee earned an additional $15,000 annual cash retainer. Each other director who was a member of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee or the Science and Medical Technology Committee earned an additional annual cash retainer of $12,000, $12,000, $5,000 and $7,500, respectively, for each Committee on which she or he served.

Additionally, for 2019, each non-employee director received a grant of a nonstatutory stock option to purchase 10,000 shares of the Company’s common stock (except that the Chair of the Board received a nonstatutory stock option to purchase 13,000 shares of the Company’s common stock) on the date of the 2019 Annual Meeting of Stockholders. The options granted to non-employee directors have exercise prices equal to the closing price of the Company’s common stock on the date of the grant, are subject to a ten-year term and vest monthly over the one-year period following the date of grant.

Upon her appointment to the board in September 2019, Leslie V. Norwalk received a grant of a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock. Such option had an exercise price equal to the closing price of the Company’s common stock on the date of grant, a ten-year maximum term and vests monthly over the three-year period following the date of grant.

 The following table sets forth the compensation earned for the fiscal year ended December 31, 2019 by the directors of the Company named below:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Kevin C. Gorman, Ph.D. (3)	$—	$—	$—
William H. Rastetter, Ph.D. (4)	$87,500	$584,480	$671,980
Gary A. Lyons (5)	$57,500	$449,600	$507,100
George J. Morrow (6)	$79,000	$449,600	$528,600
Leslie V. Norwalk (7)	$15,495	$788,850	$804,345
Richard F. Pops (8)	$82,000	$449,600	$531,600
Alfred W. Sandrock, Jr., M.D. Ph.D. (9)	$80,997	$449,600	$530,597
Stephen A. Sherwin, M.D. (10)	$85,000	$449,600	$534,600

(1)

Amounts in this column reflect compensation earned in 2019. During 2019, the Company transitioned from paying Board and Committee fees annually in May to quarterly in arrears, and therefore, the amount of cash paid to the Directors in 2019 is less than the amounts earned.

(2)

The amounts shown represent the full grant date fair value of option awards granted in 2019 as determined pursuant to ASC 718. The assumptions used to calculate the value of such awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair values of all option awards are based on a per share Black-Scholes value of $44.96 (other than Ms. Norwalk’s grant, for which it was $52.59).

(3)

During 2019, Dr. Gorman was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2019, Dr. Gorman had outstanding options to purchase 1,176,258 shares of common stock, and 114,877 outstanding restricted stock units.

(4)	As of December 31, 2019, Dr. Rastetter had outstanding options to purchase 154,000 shares of common stock.
(5)	As of December 31, 2019, Mr. Lyons had outstanding options to purchase 122,500 shares of common stock.
(6)	As of December 31, 2019, Mr. Morrow had outstanding options to purchase 92,500 shares of common stock.
(7)	Ms. Norwalk was appointed to the board in September 2019. As of December 31, 2019, Ms. Norwalk had outstanding options to purchase 15,000 shares of common stock.
(8)	As of December 31, 2019, Mr. Pops had outstanding options to purchase 122,500 shares of common stock.
(9)	As of December 31, 2019, Dr. Sandrock had outstanding options to acquire 92,500 shares of common stock.
(10)	As of December 31, 2019, Dr. Sherwin had outstanding options to purchase 122,500 shares of common stock.

Equity Ownership Guidelines

In August 2018, the Board of Directors implemented equity ownership guidelines for our non-employee directors. The equity ownership guidelines are designed to further align the interests of the non-employee directors with those of our stockholders by ensuring that our non-employee directors have a significant financial stake in the Company’s long-term success. The equity ownership guidelines establish a minimum equity ownership equal to three times the cash retainer paid to the non-employee director, with such values determined based on the value of our common stock owned by such persons as of certain measurement dates. All shares directly or beneficially owned by the non-employee director, including the net exercisable value of outstanding vested stock options (where the market price of our common stock exceeds the strike price of such option) are included in determining the value of equity owned under our equity ownership guidelines. New non-employee directors are granted a five-year period to reach the equity ownership requirements set forth in the guidelines and are expected to make annual progress toward the equity ownership requirements during this five-year period. When a non-employee director does not meet the equity ownership requirements set forth in the guidelines, he/she is restricted from selling any held shares until such requirements are met. Additionally, should non-employee director who does not meet the equity ownership requirements choose to exercise a stock option or vest in any RSUs, he or she is required to retain all shares acquired through those transactions, aside from any shares necessary to fulfill such transaction related tax obligations, until full compliance with the equity ownership guidelines is attained.

Annual compliance with the equity ownership guidelines is assessed during the first quarter of each year. As of March 1, 2020, each of our non-employee directors is in compliance with the equity ownership guidelines.

Additional Information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. None of our directors or executive officers has been involved in any of the legal proceedings specified in Item 401(f) of Regulation S-K in the past 10 years.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s Audit Committee prior to entering into such transaction. For all other related person transactions, the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s Audit Committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

Related Person Transactions During Fiscal 2019

There were no related person transactions during fiscal 2019.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, as well as certain brokers, household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If you hold registered shares, you may direct your written request to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130 or contact the Company’s Corporate Secretary at 858-617-7600.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 10, 2020 which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting contain “forward-looking statements” as defined under federal securities laws. Many of these statements can be identified by the use of terminology such as “believes,” “expects,” “intends,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” or the negative versions of these terms and other similar expressions. These forward-looking statements may be found in the sections of this proxy statement titled “Proxy Overview,” “Compensation Discussion and Analysis,” and other sections of this proxy statement. These forward-looking statements are based on our current expectations and assumptions, and are subject to risks and uncertainties that could cause our actual results or experience and the timing of events to differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 7, 2020 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Annual Report. You should carefully consider that information before voting.

You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Appendix A

Neurocrine Biosciences, Inc.

2020 Equity Incentive Plan

Adopted by the Compensation Committee: March 16, 2020

Approved by the Stockholders:, 2020

Termination Date: March 15, 2030

1.General.

(a)Successor to and Continuation of Prior Plan.  The Plan is the successor to and continuation of the Prior Plan.  As of the day immediately following the Effective Date: (i) no additional awards may be granted under the Prior Plan; (ii) the Prior Plan’s Available Reserve, plus any Prior Plan’s Returning Shares (as such shares become available from time to time), will become available for issuance pursuant to Awards granted under this Plan; and (iii) all Prior Plan Awards will remain subject to the terms of the Prior Plan (except that any Prior Plan’s Returning Shares will become available for issuance pursuant to Awards granted under this Plan).  All Awards granted under this Plan will be subject to the terms of this Plan.

(b)Plan Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(c)Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(d)Adoption Date.  The Plan will come into existence on the Adoption Date.  No Award may be granted under the Plan prior to the Adoption Date.  Any Award granted prior to the Effective Date is contingent upon timely receipt of stockholder approval to the extent required under applicable tax, securities and regulatory rules, and satisfaction of any other compliance requirements.

2.Shares Subject to the Plan.

(a)Share Reserve.  Subject to adjustment in accordance with Section 2(b), any adjustment as necessary to implement any Capitalization Adjustment, and Section 3(d), the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of: (i) the Prior Plan’s Available Reserve; (ii) 3,300,000 new shares; and (iii) the number of Prior Plan’s Returning Shares, if any, as such shares become available from time to time.

(b)Share Reserve Operation.

(i)Limit Applies to Shares Issued Pursuant to Awards.  For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards.  Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)Actions that Will Not Constitute Issuance of Shares and Will Not Reduce Share Reserve.  The following actions will not result in an issuance of shares of Common Stock under the Plan and accordingly will not reduce the number of shares of Common Stock subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; and (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock).

(iii)Reversion of Shares to the Share Reserve.

(1)Shares Available for Subsequent Issuance.  If any shares of Common Stock issued pursuant to an Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will revert to the Share Reserve and become available again for issuance under the Plan.

(2)Shares Not Available for Subsequent Issuance.  The following shares of Common Stock will not become available again for issuance under the Plan: (i) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (ii) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award or a Prior Plan Award; (iii) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of an Award or a Prior Plan Award; and (iv) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under the Prior Plan is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.

3.Eligibility and Limitations.

(a)Eligible Award Recipients.  Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)Specific Award Limitations.

(i)Limitations on Incentive Stock Option Recipients.  Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.  A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) such Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)Limitations on Nonstatutory Stock Options and SARs.  Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because such Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)Aggregate Incentive Stock Option Limit.  Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustment as necessary to implement any Capitalization Adjustment, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 18,000,000 shares.

(d)Limitation on Full Value Awards.  Subject to adjustment in accordance with Section 2(b) and any adjustment as necessary to implement any Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Full Value Awards will not exceed 50% of the Share Reserve.

(e)Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Annual Meeting for a particular year and ending on the date of the Annual Meeting for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed $1,250,000 in total value.  In addition, the aggregate value of any equity award(s) granted under the Plan or otherwise by the Company to any individual for service as a Non-Employee Director upon or in connection with his or her initial election or appointment to the Board will not exceed $2,000,000 in total value; for the avoidance of doubt, the aggregate compensation granted or paid, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to an Annual Period in which such individual is first appointed or elected to the Board will not exceed the sum of the two preceding limitations in this Section 3(e).  The value of any equity awards, for purposes of the limitations described in this Section 3(e), will be calculated based on the grant date fair value of such equity awards for financial reporting purposes.  The limitations in this Section 3(e) will apply beginning with the Annual Period in which the Annual Meeting in 2020 occurs.

4.Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board.  Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for.  Each SAR will be denominated in shares of Common Stock equivalents.  The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)Term.  Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)Exercise or Strike Price.  Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)Exercise Procedure and Payment of Exercise Price for Options.  In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company.  The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)by cash or check, bank draft or money order payable to the Company;

(ii)pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) the Common Stock is publicly traded at the time of exercise, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)Exercise Procedure and Payment of Appreciation Distribution for SARs.  In order to exercise a SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the SAR Agreement or otherwise provided by the Company.  The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR.  Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)Transferability.  Options and SARs may not be transferred to third party financial institutions for value.  The Board may impose such additional limitations on the transferability of an Option or SAR as it determines.  In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)Restrictions on Transfer.  An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)Domestic Relations Orders.  Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)Vesting.  The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)Termination of Continuous Service for Cause.  Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service, and the Participant will have no further right, title or interest in the forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than for Cause.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination or death, as applicable, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)Restrictions on Exercise; Extension of Exercisability.  A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law; or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award.  Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines).  This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.Awards Other Than Options and Stock Appreciation Rights.

(a)Restricted Stock Awards and RSU Awards.  Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board.  The terms and conditions of separate Restricted Stock Awards and RSU Awards need not be identical; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)Form of Award.

(1)Restricted Stock Awards.  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board.  Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)RSU Awards.  A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award.  As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person.  A Participant will not have voting or any other rights as a stockholder of the Company with respect to a RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)Consideration.

(1)Restricted Stock Awards.  A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2)RSU Awards.  Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award.  If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)Vesting.  The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)Termination of Continuous Service.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement, and (2) any portion of the Participant’s RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)Settlement of RSU Awards.  A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement.  At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)Performance Awards.  With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.  In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards.  Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(c)Other Awards.  Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5.  Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards, and all other terms and conditions of such Other Awards.

6.Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 2(a); (ii) the class(es) and maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); and (iii) the class(es) and number of shares of Common Stock and the exercise, strike or purchase price of Common Stock subject to outstanding Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.  Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock will be created in order to implement any Capitalization Adjustment.  The Board will determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that may be created by the adjustments referred to in the preceding provisions of this Section 6(a).

(b)Dissolution or Liquidation.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.

(c)Transaction.  In the event of a Transaction, the provisions of this Section 6(c) will apply to each outstanding Award unless otherwise provided in the instrument evidencing the Award, in any other written agreement between a Participant and the Company or an Affiliate, or in any director compensation policy of the Company.

(i)Awards May Be Assumed.  In the event of a Transaction, the Acquiring Entity may assume or continue any or all outstanding Awards or may substitute similar awards for any or all outstanding Awards (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to outstanding Awards may be assigned by the Company to the Acquiring Entity.  For clarity, in the event of a Transaction, the Acquiring Entity may choose to assume or continue only a portion of an outstanding Award, to substitute a similar award for only a portion of an outstanding Award, or to assume or continue, or substitute similar awards for, the outstanding Awards held by some, but not all, Participants.  The terms of any assumption, continuation or substitution will be set by the Board.

(ii)Awards Held by Current Employee and Director Participants.  In the event of a Transaction in which the Acquiring Entity does not assume or continue outstanding Awards or substitute similar awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by Participants who are Employees or Directors and, in each case, whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Employee and Director Participants”), the vesting (and exercisability, if applicable) of such Awards will be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is 15 days prior to the effective time of the Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Transaction).  With respect to the vesting of Awards that will accelerate upon the occurrence of a Transaction pursuant to this Section 6(c)(ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Transaction.

(iii)Awards Held by Persons other than Current Participants.  In the event of a Transaction in which the Acquiring Entity does not assume or continue outstanding Awards or substitute similar awards for outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Employee and Director Participants, such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Transaction.

(iv)Payment for Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event an Award will terminate if not exercised at or prior to the effective time of a Transaction, the Board may provide that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award, over (2) any exercise price payable by such holder in connection with such exercise.

(d)Involuntary Termination Upon or Following a Transaction.  Except as otherwise provided in the Award Agreement, in any other written agreement between a Participant and the Company or an Affiliate, or in any director compensation policy of the Company, in the event that an Employee or Director’s Continuous Service is involuntarily terminated without Cause (including any such termination due to such Employee or Director’s death or Disability) upon or within 12 months following the effective time of a Transaction, the vesting (and exercisability, if applicable) of any Assumed Awards (as defined in this Section 6(d)) held by such Employee or Director as of the date of such termination will be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of such termination), effective as of the date of such termination.  For purposes of this Section 6(d), an “Assumed Award” means any outstanding Award that was assumed or continued, or any outstanding similar award that was granted in substitution for an Award, in each case by the Acquiring Entity in connection with the applicable Transaction.

(e)Appointment of Stockholder Representative.  As a condition to the receipt of an Award, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(f)No Restriction on Right to Undertake Transactions.  The grant of any Award and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.Administration.

(a)Administration by Board.  The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 7(c).

(b)Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Awards fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Transaction, for reasons of administrative convenience.

(vi)To suspend or terminate the Plan at any time.  Suspension or termination of the Plan will not Materially Impair a Participant’s rights under any Award granted while the Plan is in effect unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any such amendment to the extent required by Applicable Law.  Except as provided above, a Participant’s rights under any Award granted before any amendment of the Plan will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)To submit any amendment to the Plan for stockholder approval.

(ix)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(c)Delegation to Committee.

(i)General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  Each Committee may retain the authority to concurrently administer the Plan with any Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated.  The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)Rule 16b-3 Compliance.  To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)Cancellation and Re-Grant of Awards.  Except in connection with a Transaction, as provided in Section 6(a) relating to Capitalization Adjustments, or unless the stockholders of the Company have approved such an action within 12 months prior to such an event, neither the Board nor any Committee will have the authority to: (i) reduce the exercise or strike price of any outstanding Option or SAR; or (ii) cancel any outstanding Option or SAR that has an exercise or strike price greater than the then-current Fair Market Value in exchange for cash or other Awards under the Plan.

(f)Delegation to an Officer.  The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority.  Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.Tax Withholding.

(a)Withholding Authorization.  As a condition to acceptance of any Award, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable.  Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company will have no obligation to issue shares of Common Stock subject to an Award, unless and until such withholding obligations are satisfied.

(b)Satisfaction of Withholding Obligations.  To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)No Obligation to Notify or Minimize Taxes; No Liability to Claims.  Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising an Award.  Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of an Award to any Participant and will not be liable to any Participant for any adverse tax consequences to such Participant in connection with an Award.  As a condition to accepting an Award, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.  Additionally, each Participant acknowledges that any Option or SAR is exempt from Section 409A only if the exercise or strike price of such Option or SAR is at least equal to the “fair market value” of the Common Stock on the date of grant of such Option or SAR as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award.  Additionally, as a condition to accepting an Option or SAR, each Participant agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the exercise or strike price of such Option or SAR is less than the “fair market value” of the Common Stock on the date of grant of such Option or SAR as subsequently determined by the Internal Revenue Service.

(d)Withholding Indemnification. As a condition to accepting an Award, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.Miscellaneous.

(a)Dividends and Dividend Equivalents.  Dividends or dividend equivalents may not be paid or credited to any Awards.

(b)Source of Shares.  The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(c)Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(d)Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(e)Stockholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(f)No Employment or Other Service Rights.  Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.  Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(g)Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee and has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the

Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award.  In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(h)Execution of Additional Documents.  As a condition to accepting an Award, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(i)Electronic Delivery and Participation.  Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).  By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator.  The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(j)Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, and any other clawback policy that the Company adopts.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(k)Securities Law Compliance.  A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(l)Transfer or Assignment of Awards; Issued Shares.  Except as expressly provided in the Plan or an Award Agreement, Awards may not be transferred or assigned by the Participant.  After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(m)Effect on Other Employee Benefit Plans. The value of any Award, as determined upon grant, vesting or settlement, will not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(n)Deferrals.  To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants.  Deferrals by will be made in accordance with the requirements of Section 409A.

(o)Section 409A.  Unless otherwise expressly provided for in an Award Agreement, the Plan and each Award Agreement will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A.  If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(p)Choice of Law.  This Plan and any controversy arising out of or relating to this Plan will be governed by, and construed in accordance with, the internal laws of the State of California, without regard to conflict of law principles that would result in any application of any law other than the law of the State of California.

10.Covenants of the Company.

(a)Compliance with Law.  The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained.  A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.Additional Rules for Awards Subject to Section 409A.

(a)Application. Unless the provisions of this Section 11 are expressly superseded by the provisions in an Award Agreement, the provisions of this Section 11 will apply and will supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.  To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this Section 11(b) will apply.

(i)If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date; or (ii) the 60th day that follows the applicable vesting date.

(ii)If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service.  However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares will not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award will not accelerate the issuance date of the shares, but the shares will instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award.  Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)Treatment of Non-Exempt Awards Upon a Transaction for Employees and Consultants. The provisions of this Section 11(c) will apply and will supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)Vested Non-Exempt Awards.  The following provisions will apply to any Vested Non-Exempt Award in connection with a Transaction:

(1)If the Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award.  Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award.  Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)If the Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award.  The shares to be issued in respect of the Vested Non-Exempt Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Transaction.

(ii)Unvested Non-Exempt Awards.  The following provisions will apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to Section 11(e).

(1)In the event of a Transaction, the Acquiring Entity will assume, continue or substitute any Unvested Non-Exempt Award.  Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Transaction.  The shares to be issued in respect of any Unvested Non-Exempt Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Transaction.

(2)If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Transaction, then such Award will automatically terminate and be forfeited upon the Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award.  Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Section 11(e)(ii).  In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award will be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Transaction.

(3)The foregoing treatment will apply with respect to all Unvested Non-Exempt Awards upon any Transaction, and regardless of whether or not such Transaction is also a Section 409A Change in Control.

(d)Treatment of Non-Exempt Awards Upon a Transaction for Non-Employee Directors.  The following provisions of this Section 11(d) will apply and will supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Transaction.

(i)If the Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award.  Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award.  Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)If the Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award.  Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Transaction.  The shares to be issued in respect of the Non-Exempt Director Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Transaction.

(e)If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) will apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award will not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Transaction event triggering settlement must also constitute a Section 409A Change in Control.  To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service.  However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares will not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)The provisions in this Section 11(e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid.  Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.Termination of the Plan.

The Board may suspend or terminate the Plan at any time.  Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the Effective Date.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)“Acquiring Entity” means the surviving or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with a Transaction.

(b)“Adoption Date” means the date the Plan is first approved by the Compensation Committee.

(c)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.  The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)“Annual Meeting” means the first meeting of the Company’s stockholders held each calendar year at which Directors are selected.

(e)“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(f)“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a SAR, a Restricted Stock Award, a RSU Award, a Performance Award or any Other Award).

(g)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.  The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(h)“Board” means the Board of Directors of the Company (or its designee).  Any decision or determination made by the Board will be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination will be final and binding on all Participants.

(i)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(j)“Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between such Participant and the Company or an Affiliate, or of any statutory duty such Participant owes to the Company or an Affiliate; or (iv) such Participant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided such Participant with written notice thereof and not less than five business days to cure the same.  The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are Officers and by the Chief Executive Officer of the Company with respect to Participants who are not Officers.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(k)“Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, such transaction also constitutes a Section 409A Change in Control:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)individuals who, on the date the Plan is adopted by the Compensation Committee, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control (or any analogous term) is set forth in such an individual written agreement, the foregoing definition will apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur.

(l)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m)“Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(n)“Common Stock” means the common stock of the Company.

(o)“Company” means Neurocrine Biosciences, Inc., a Delaware corporation.

(p)“Compensation Committee” means the Compensation Committee of the Board.

(q)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.  Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.  In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)a sale or other disposition of at least 90% of the outstanding securities of the Company;

(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(t)“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)“Director” means a member of the Board of Directors of the Company.

(v)“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w)“Effective Date” means the date of the Annual Meeting in 2020, provided this Plan is approved by the Company’s stockholders at such meeting.

(x)“Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)“Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)“Entity” means a corporation, partnership, limited liability company or other entity.

(aa)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary, (ii) any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii)In the absence of such exchange or market for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)“Full Value Award” means any Award other than an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant of such Option or SAR.

(ee)“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)“Grant Notice” means the notice provided to a Participant that he or she has been granted an Award and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)“Incentive Stock Option” means an option granted pursuant to Section 4 that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)“Materially Impair” means that a Participant’s rights under an Award will be materially adversely affected by a suspension or termination of the Plan, an amendment of the Plan, or an amendment to the terms of the Award, as applicable.  For purposes of the Plan, a Participant’s rights under an Award will not be deemed to have been Materially Impaired by any of the foregoing actions if the Board, in its sole discretion, determines that such action, taken as a whole, does not materially impair the Participant’s rights under the Award.  For example, an amendment to the terms of an Award in order to do any of the following, or that results in any of the following, will not be deemed to Materially Impair the Participant’s rights under the Award: (i) an imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) a change in the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)“Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(kk)“Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)“Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company or an Affiliate that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)“Nonstatutory Stock Option” means any option granted pursuant to Section 4 that does not qualify as an Incentive Stock Option.

(nn)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock which is granted pursuant to the terms and conditions of Section 4.

(pp)“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Option grant.  The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice.  Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(rr)“Other Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Other Award grant.  Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ss)“Own,” “Owned,” “Owner,” or “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(tt)“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(uu)“Performance Award” means an Award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted pursuant to the terms and conditions of Section 5(b) and such terms as approved by the Board.

(vv)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following, as determined by the Board: (1) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non-cash expenses and changes in deferred revenue); (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) margin (including gross margin); (7) income (before or after taxes); (8) operating income; (9) operating income after taxes; (10) pre-tax profit; (11) operating cash flow; (12) sales, prescriptions, or revenue targets; (13) increases in revenue or product revenue; (14) expenses and cost reduction goals; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) cash flow; (19) cash flow per share; (20) cash burn; (21) share price performance; (22) debt reduction; (23) implementation or completion of projects or processes (including, without limitation, discovery of a pre-clinical drug candidate, recommendation of a drug candidate to enter a clinical trial, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, presentation of studies and launch of commercial plans, compliance programs or education campaigns); (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) financings; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) employee hiring; (34) funds from operations; (35) budget management; (36) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (37) engagement of thought leaders and patient advocacy groups; (38) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (39) litigation preparation and management; and (40) any other measure of performance selected by the Board.

(ww)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of the Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body.  In addition, the Board retains the discretion to define the manner of calculating the Performance Criteria it selects to use for a Performance Period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goal.  Partial attainment of any Performance Goal may result in payment or vesting corresponding to the degree of attainment as specified in the applicable Award Agreement or the written terms of a Performance Award.

(xx)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of, or any payment under, an Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(yy)“Plan” means this Neurocrine Biosciences, Inc. 2020 Equity Incentive Plan.

(zz)“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(aaa)“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(bbb)“Prior Plan” means the Neurocrine Biosciences, Inc. 2011 Equity Incentive Plan.

(ccc)“Prior Plan Award” means an award granted under the Prior Plan that is outstanding as of the Effective Date.

(ddd)“Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the Prior Plan as of immediately following the Effective Date.

(eee)“Prior Plan’s Returning Shares” means shares of Common Stock subject to a Prior Plan Award that following the Effective Date: (i) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (ii) are not issued because such Prior Plan Award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

(fff)“Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(ggg)“Restricted Stock Award” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(hhh)“Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Restricted Stock Award grant.  The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice.  Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(iii)“RSU Award” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(jjj)“RSU Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a RSU Award grant.  The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice.  Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(kkk)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(lll)“Rule 405” means Rule 405 promulgated under the Securities Act.

(mmm)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(nnn)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ooo)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ppp)“Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a).

(qqq)“SAR” or “Stock Appreciation Right” means a right to receive the appreciation on Common Stock which is granted pursuant to the terms and conditions of Section 4.

(rrr)“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a SAR grant.  The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice.  Each SAR Agreement will be subject to the terms and conditions of the Plan.

(sss)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ttt)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(uuu)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(vvv)“Transaction” means a Corporate Transaction or a Change in Control.

(www)“Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Transaction.

(xxx)“Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Transaction.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

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This Proxy is solicited on behalf of the Board of Directors

NEUROCRINE BIOSCIENCES, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2020

The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2020, and hereby appoints Kevin C. Gorman and Matthew C. Abernethy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 19, 2020 at 10:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, FOR THE APPROVAL OF THE COMPANY’S 2020 EQUITY INCENTIVE PLAN, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Continued and to be signed on reverse side

Neurocrine Biosciences, Inc. 12780 EL CAMINO REAL SAN DIEGO, CA 92130

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing stockholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL of the following Directors:		☐	☐	☐

1.	Election of Directors
Nominees

(01) Kevin C. Gorman, Ph.D. (02) Gary A. Lyons

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	Advisory vote to approve the compensation paid to the Company’s named executive officers.					☐	☐	☐

3.	To approve the Company’s 2020 Equity Incentive Plan.					☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.					☐	☐	☐

NOTE: Company to transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date